UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as permitted
by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

CERIDIAN CORPORATION

(Name of Registrant as Specified In Its Charter)

CERIDIAN CORPORATION

(Name of Person(s) Filing Proxy Statement)

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Dear Stockholder:

      On behalf of Ceridian’s Board of Directors, I am pleased to invite you to attend Ceridian Corporation’s 2001 Annual Meeting of Stockholders. The meeting will be held at our corporate headquarters located at 3311 East Old Shakopee Road, Minneapolis, Minnesota on Thursday, May 24, 2001 at 8:30 a.m., local time.

      The Notice of Annual Meeting of Stockholders and the Proxy Statement that follow include information about the following proposals recommended by Ceridian’s Board of Directors to:

      (1)  Elect nine individuals to serve as directors of Ceridian; and

      (2)  Approve the Ceridian Corporation 2001 Long Term Stock Incentive Plan.

      Our Board of Directors believes that a favorable vote on each of the matters to be considered at the annual meeting is in the best interests of Ceridian and its stockholders, and unanimously recommends a vote FOR each matter. Accordingly, we urge you to review the accompanying materials carefully and to promptly vote your shares.

      Your vote is important. Whether you own a few or many shares of stock, it is important that your shares be represented at the meeting. We hope that you will be able to attend the annual meeting. Whether or not you can be present at the meeting in person, please promptly vote your shares by following the instructions on the enclosed proxy card to ensure that your vote is counted at the meeting. If you do attend, your proxy can be revoked at your request in the event you wish to vote in person.

      We look forward to seeing you at the meeting.

Sincerely,

Ronald L. Turner
Chairman, President and Chief Executive Officer

Ceridian Corporation

3311 East Old Shakopee Road
Minneapolis, Minnesota 55425

Notice of 2001 Annual Meeting of Stockholders

to be Held on Thursday, May 24, 2001

      The 2001 Annual Meeting of Stockholders of Ceridian Corporation will be held on Thursday, May 24, 2001, at 8:30 a.m., local time, at our corporate headquarters located at 3311 East Old Shakopee Road, Minneapolis, Minnesota for the following purposes:

•	to elect nine directors;

•	to vote on a proposal to approve the Ceridian Corporation 2001 Long Term Stock Incentive Plan;

      and to transact other business properly coming before the meeting.

      The Board of Directors has fixed the close of business on April 5, 2001, as the record date for the purpose of determining stockholders who are entitled to notice and vote at the meeting and any adjournments. Stockholders are entitled to one vote for each share held of record as of the record date. No admission ticket will be necessary.

      A list of stockholders entitled to vote at the meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours from May 11, 2001 through May 23, 2001, at our corporate headquarters.

April 18, 2001

BY ORDER OF THE BOARD OF DIRECTORS

Gary M. Nelson
Vice President, General Counsel and Secretary

PROXY STATEMENT—GENERAL INFORMATION

Date, Time, Place and Purposes

The meeting will be held on Thursday, May 24, 2001, at 8:30 a.m., local time, at our corporate headquarters located at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, for the purposes set forth in the Notice of Meeting.

Proxies

This proxy statement is being mailed to our stockholders beginning on or about April 18, 2001 in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders.

YOUR VOTE IS VERY IMPORTANT!

•	Voting by Mail. A proxy card is enclosed for your use. Whether or not you expect to attend the meeting, please sign, date and mail your proxy promptly in the enclosed postage paid envelope.

•	Voting by Telephone and the Internet. If you wish to vote by telephone or by the Internet, please follow the instructions on the enclosed proxy card. If you vote by telephone or the Internet, please do not return your proxy by mail.

Proxies will be voted as specified by you. If you sign, date and mail your proxy without indicating how you want to vote, your proxy will be voted in favor of the proposal set forth in the Notice of Meeting and in favor of the election of all of the nominees for director listed in this proxy statement.

The Board recommends you vote FOR the proposal set forth in the Notice of Meeting and FOR all of the nominees for director listed in this proxy statement.

Number of Shares Outstanding

Holders of Ceridian common stock are entitled to one vote for each share held. As of April 5, 2001, the record date, there were 145,829,422 shares of our common stock outstanding and eligible to vote at the meeting.

Quorum Requirement

The presence at the meeting, in person or by proxy, of a majority of shares of our common stock issued and outstanding and eligible to vote will constitute a quorum for the transaction of business at the meeting. In general, shares of common stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions or reflects a “broker non-vote” on a matter. A “broker non-vote” is a card returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received, and the broker has no discretionary authority to vote.

Vote Required

Election of Directors (Item 1). The nine director nominees receiving the highest number of votes will be elected. Stockholders who do not wish their shares to be voted for a particular nominee may indicate that in the space provided on the proxy card or by following the telephone and Internet instructions.

Approval of 2001 Long Term Stock Incentive Plan (Item 2). The affirmative vote of a majority of shares present in person or by proxy is required for approval of the Ceridian Corporation 2001 Long Term Stock Incentive Plan.

Shares represented by a proxy marked “abstain” will have the effect of a vote of the shares against the item. Shares represented by a proxy where there is a “broker non-vote” will have no effect on the vote. Signed proxies that lack any specification will be voted in favor of the proposal set forth in the Notice of Meeting and in favor of the election of all nominees for directors listed in this proxy statement.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted by sending a written statement to the Corporate Secretary or by submitting another proxy with a later date. The written statement or proxy with a later date must be received by the Corporate

Secretary prior to the meeting. You may also revoke your proxy by appearing and voting at the meeting.

Voting by Participants in Our Benefit Plans

If you own shares of our common stock as a participant in one or more of our employee benefit plans, you will receive a single proxy card that covers both the shares credited to your name in your plan account(s) and any shares you own registered in your name. If any of your plan accounts are not in the same name as your registered shares, you will receive separate proxy cards for your registered and plan holdings. Proxies submitted by participants in our 401(k) plans will serve as voting instructions to the trustees for the plans whether provided by mail, telephone or the Internet. In the absence of voting instructions for participants in the 401(k) plans, the trustees of the plans will vote the undirected shares in the same proportion as the directed shares.

Confidential Voting

We have a policy that if a stockholder requests, his or her vote will be kept confidential prior to the final tabulation of the vote at the meeting. The only exceptions to this policy involve applicable legal requirements and proxy solicitations in opposition to the Board. Access to proxies and individual stockholder voting records is limited to our independent election inspector (The Bank of New York), who may inform us at any time whether or not a particular stockholder has voted.

Other Business

The Board knows of no other matters to be presented for stockholder action at the meeting. If other matters are properly brought before the meeting, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

Effect of our Recent Spin-Off

Ceridian was formed as a result of the spin-off of the human resource services division and human resource services and Comdata subsidiaries of Arbitron Inc., formerly known as Ceridian Corporation (which this proxy statement refers to as “Old Ceridian,” “Arbitron” or “Ceridian’s predecessor”). On March 30, 2001, we became an independent public company when all of our outstanding common stock was distributed to Old Ceridian’s stockholders in a tax-free spin transaction (which this proxy statement refers to as the “spin-off”).

Despite the legal form of the spin-off, because of the relative significance of our human resource services division and human resource services and Comdata subsidiaries to Old Ceridian, we were considered the divesting entity and treated as the “accounting successor” to Old Ceridian for financial reporting purposes.

Upon completion of the spin-off, each of the directors and executive officers of Old Ceridian resigned (other than Stephen B. Morris, who is currently President and Chief Executive Officer of Arbitron) and was thereafter appointed to equivalent positions with Ceridian. We are required to disclose, in this proxy statement, certain information such as executive compensation, Board compensation and meetings and shareholder information for Ceridian for the year 2000. Ceridian was a wholly-owned subsidiary of Old Ceridian and had no assets or operations until March 2001 in connection with the spin-off. Because that information may not be particularly useful to you and because the directors and executive officers of Ceridian are identical to the directors and executive officers of Ceridian’s predecessor prior to the spin-off (other than Mr. Morris), we have included in this proxy statement certain information regarding Ceridian’s predecessor and its former management prior to the spin-off.

As used in this proxy statement, references to “Ceridian” or the “Company” mean Ceridian Corporation, formerly known as New Ceridian Corporation, which was incorporated in August 2000, together with its consolidated subsidiaries, unless the context otherwise indicates.

ELECTION OF DIRECTORS (ITEM 1)

Our business is managed under the direction of our Board of Directors. Our Bylaws provide that the Board determines the number of directors, which is currently set at nine. The Board has designated as nominees for director all nine of the directors presently serving on the Board. Each nominee was first elected as a director of Ceridian in connection with the spin-off in March 2001, other than Mr. Turner, who was elected as a director at the time of incorporation.

The Board recommends a vote FOR and solicits proxies in favor of each of the nominees named below. Proxies cannot be voted for more than nine people. The Board has no reason to believe any of the nominees for director will be unable or unavailable to serve. However, if any nominee should for any reason become unable or unavailable to serve, proxies will be voted for another nominee selected by the Board. Alternatively, the Board may reduce the number of directors, and proxies, at the Board’s discretion, may be voted for a fewer number of nominees as results from a director’s inability or unavailability to serve. Each person elected will hold office until the 2002 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

Nominees for Election of Directors

The following is biographical information, as of April 1, 2001, concerning the nine nominees for election as directors of Ceridian:

BRUCE R. BOND, age 54

•	Former Chairman, President and Chief Executive Officer of PictureTel Corporation, a company that develops, manufactures and markets video and audio conferencing solutions. Chairman of PictureTel from June 1998 until August 1999 and President and Chief Executive Officer of PictureTel from February 1998 until August 1999

•	Chief Executive Officer of ANS Communications, the networking subsidiary of America Online, Inc., from July 1996 to February 1998

•	Managing Director of the national business communications division of British Telecom, a telecommunications corporation, for seven years prior to July 1996

•	Served as a director of Ceridian’s predecessor from July 1998 to March 2001

WILLIAM J. CADOGAN, age 52

•	General Partner of St. Paul Venture Capital, an investment firm, since April 2001

•	Former Chairman, President and Chief Executive Officer of ADC Telecommunications, Inc., a designer and manufacturer of products and systems for broadband telecommunications networks. Chairman of ADC from February 1994 through February 2001, and President and Chief Executive Officer of ADC from July 1991 through February 2001

•	Served as a director of Ceridian’s predecessor from February 2000 to March 2001

•	Also a director of ADC and Pentair, Inc.

NICHOLAS D. CHABRAJA, age 58

•	Chairman and Chief Executive Officer of General Dynamics Corporation, a defense and advanced technology company, since June 1997

•	Vice Chairman of General Dynamics from December 1996 to June 1997

•	Executive Vice President of General Dynamics from 1994 to December 1996

•	Served as a director of Ceridian’s predecessor from July 1998 to March 2001

•	Also a director of General Dynamics

ROBERT H. EWALD, age 53

•	President and Chief Executive Officer of E-Stamp Corporation, an Internet postage company, since March 1999

•	Executive Vice President and Chief Operating Officer of Silicon Graphics, Inc., a provider of high performance workstations, servers and super computers, from October 1997 to July 1998

•	Executive Vice President, Computer Systems for Silicon Graphics from April 1997 to October 1997

•	President and Chief Operating Officer of Cray Research, Inc., a computer hardware corporation, from December 1994 to March 1997

•	Served as a director of Ceridian’s predecessor from February 1998 to March 2001

•	Also a director of E-Stamp

RONALD T. LEMAY, age 55

•	President and Chief Operating Officer of Sprint Corporation, a global communications company, since October 1997

•	Chairman, President and Chief Executive Officer of Waste Management, Inc., a provider of waste management services, from July 1997 to October 1997

•	President and Chief Operating Officer of Sprint from February 1996 to July 1997

•	Vice Chairman of Sprint from April 1995 to February 1996

•	Chief Executive Officer of Sprint Spectrum L.P. from March 1995 to September 1996

•	Served as a director of Ceridian’s predecessor from January 1997 to March 2001

•	Also a director of Sprint, Imation Corporation, Allstate Corporation and UtiliCorp United Inc.

GEORGE R. LEWIS, age 60

•	Retired President and Chief Executive Officer of Philip Morris Capital Corporation, a subsidiary of Philip Morris Companies Inc., a consumer packaged goods company, from May 1997 through March 2001

•	Vice President and Treasurer of Philip Morris Companies Inc. from 1984 to 1997

•	Served as a director of Ceridian’s predecessor from November 1994 to March 2001

•	Also a director of Wachovia Corporation and Kemper National Insurance Companies

RONALD L. TURNER, age 54

•	Chairman, President and Chief Executive Officer of Ceridian since its inception

•	Chief Executive Officer of Ceridian’s predecessor from January 2000 to March 2001 and President from April 1998 to March 2001

•	Chief Operating Officer of Ceridian’s predecessor from April 1998 to January 2000

•	Executive Vice President of Operations of Ceridian’s predecessor from March 1997 to April 1998

•	Executive Vice President of Ceridian’s predecessor and President and Chief Executive Officer of its former Computing Devices International division from January 1996 to March 1997

•	Served as a director of Ceridian’s predecessor from July 1998 to March 2001

•	Also a director of FLIR Systems, Inc. and BTG, Inc.

CAROLE J. UHRICH, age 57

•	Former Executive Vice President of Maytag Corporation, a home and commercial products company, and President of Maytag’s Home Solutions Group from January 2000 through December 2000

•	Executive Vice President and Assistant Chief Operating Officer of Polaroid Corporation, a photographic equipment and supplies corporation, from September 1998 to April 1999

•	Executive Vice President of Commercial Imaging for Polaroid from March 1997 to September 1998

•	Executive Vice President, Global Products Supply for Polaroid from February 1996 to March 1997

•	Vice President, Manufacturing and Product Development for Polaroid from 1992 to February 1996

•	Served as a director of Ceridian’s predecessor from November 1994 to March 2001

•	Also a director of Maytag

PAUL S. WALSH, age 45

•	Chief Executive Officer of Diageo plc, a consumer goods company which was formed in December 1997 as a result of the merger of Grand Metropolitan plc and Guiness plc, since September 2000

•	Chief Operating Officer of Diageo plc from January 2000 to September 2000

•	Chief Executive Officer of The Pillsbury Company, a then wholly-owned subsidiary of Diageo plc, from January 1992 to December 1999

•	Member of Diageo’s Executive Committee and an Executive Director of Grand Metropolitan from October 1995 to December 1997

•	Served as a director of Ceridian’s predecessor from September 1991 to March 2001

•	Also a director of Diageo, Federal Express Corporation and Grocery Manufacturers of America

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The members of the Board of Directors of Ceridian during 2000 were Ronald L. Turner and Gary M. Nelson. During 2000, Ceridian’s Board of Directors took action by unanimous written consent four times and did not have any meetings. Ceridian had no Board committees during 2000.

The Board of Directors of Ceridian’s predecessor held six meetings in 2000. Each director attended more than 75% of the meetings of the Board and its committees on which the director served, except for Mr. Walsh. Prior to the spin-off, Ceridian’s predecessor maintained the following five committees that took action in 2000 as follows:

Committee	Meetings	Written Action

Executive	1	0

Audit	5	1

Compensation and Human Resources	5	1

Nominating and Board Governance	5	1

Strategy Review	5	0

Ceridian’s Board of Directors currently maintains five committees: Executive; Audit; Compensation and Human Resources; Nominating and Board Governance; and Strategy Review.

Membership on the Audit Committee, Compensation and Human Resources Committee and Nominating and Board Governance Committee is limited to directors who are not current or former employees of Ceridian or Ceridian’s predecessor.

Executive Committee

The following directors currently serve on the Executive Committee:

Ronald L. Turner, Chair
Nicholas D. Chabraja
Ronald T. LeMay

The Executive Committee acts on matters that arise between Board meetings and require immediate action. All actions taken by this committee are reported to and are ratified by the Board.

Audit Committee

The following directors currently serve on the Audit Committee:

George R. Lewis, Chair
Bruce R. Bond
Robert H. Ewald
Paul S. Walsh

The Audit Committee:

•	reviews and recommends to the Board the selection of our independent auditors

•	consults with our independent auditors and reviews the scope and significant findings of the audits performed by them

•	reviews the adequacy and sufficiency of our financial and accounting controls, practices and procedures, the activities and recommendations of our internal auditors and our reporting policies and practices

Compensation and Human Resources Committee

The following directors currently serve on the Compensation and Human Resources Committee:

Nicholas D. Chabraja, Chair
William J. Cadogan
Ronald T. LeMay
Carole J. Uhrich

The Compensation and Human Resources Committee:

•	determines compensation policies, practices and structures for our key employees

•	approves the compensation and benefits of our executive officers, including the chief executive officer

•	reviews the process of managing executive succession, diversity and development

•	assesses the adequacy of our human resource policies and principles

Nominating and Board Governance Committee

The following directors currently serve on the Nominating and Board Governance Committee:

Ronald T. LeMay, Chair
Nicholas D. Chabraja
George R. Lewis
Paul S. Walsh

The Nominating and Board Governance Committee:

•	reviews the composition, organization and governance of the Board and its committees and recommends to the Board the adoption of relevant policies

•	recommends to the Board compensation for non-employee directors, evaluates the performance of the chief executive officer and considers all nominees, including those recommended by stockholders, for Board membership

Strategy Review Committee

The following directors currently serve on the Strategy Review Committee:

Carole J. Uhrich, Chair
Bruce R. Bond
William J. Cadogan
Robert H. Ewald
Ronald L. Turner

The Strategy Review Committee:

•	assists the Board by reviewing and assessing the strategic plans of our business units and our performance in meeting key objectives in connection with acquisitions and other strategic transactions

•	makes recommendations to the Board on issues relating to corporate strategy and strategic planning

DIRECTOR COMPENSATION

Neither of Ceridian’s two directors during 2000, Messrs. Turner and Nelson, received compensation for his services as a director of Ceridian during 2000. All of Ceridian’s current directors served as directors of Old Ceridian in 2000. The following table summarizes the compensation paid to or earned by the non-employee directors of Old Ceridian during 2000. Mr. Turner, the only employee who is a director, was not separately compensated for his service as a director of Old Ceridian.

	Cash
	Compensation	Security Grants

				Shares Issued
			Shares Issued as	as Restricted
			One-Half of	Stock
	Cash Portion of	Shares	Annual	Award to New
	Annual Retainer	Underlying	Retainer	Director
Name	($)(1)	Options (#)(2)	(#)(1)	(#)(3)

Bruce R. Bond	$26,000	4,000	1,214	0

William J. Cadogan	47,667	4,000	0	7,900

Nicholas D. Chabraja	29,000	4,000	1,214	0

Ruth M. Davis(4)	7,323	0	484	0

Robert H. Ewald	26,000	4,000	1,214	0

Richard G. Lareau(4)	7,323	0	484	0

Ronald T. LeMay	34,091	4,000	1,214	0

George R. Lewis	31,000	4,000	1,214	0

Carole J. Uhrich	34,091	4,000	1,214	0

Paul S. Walsh	28,000	4,000	1,214	0

(1)	Includes a supplemental annual cash payment of $5,000 for the chairs of the Compensation and Human Resources, Audit, Nominating and Board Governance and Strategy Review Committees. One-half of the annual retainer was paid to each director in office at the beginning of the year in shares of common stock that are non-transferable while the director serves on the Board. Directors who were not in office at the beginning of the year received their pro rata annual retainer entirely in cash. Mr. Cadogan became a director in February 2000. The annual retainer was $52,000 in 2000. In 2000, the cash portion of the annual retainer of Ms. Davis and Mr. Lareau was reduced by $3,091 representing Committee chair fees that were inadvertently paid to them in 1999. In 2000, the cash portion of the annual retainer of Mr. LeMay and Ms. Uhrich was increased by $3,091 representing Committee chair fees that should have been paid to them in 1999.

Ceridian’s annual retainer is currently $52,000 and is also paid one-half in restricted stock, deferred stock, or a combination of both. Ceridian also pays supplemental annual cash payments of $5,000 to the chairs of the Compensation and Human Resources, Audit, Nominating and Board Governance and Strategy Review Committees.

(2)	Each director received an annual option grant of 4,000 shares of common stock on the date of the annual meeting of stockholders. The exercise price per share of each option granted was 100 percent of the fair market value of the underlying common stock on the date the option was granted. The options became exercisable in full six months after their date of grant and were to expire ten years from their date of grant. In connection with the spin-off, these options were replaced with options to purchase Ceridian common stock with equivalent economic terms. The number of option shares in this column do not reflect the spin-off conversion adjustments.

Under Ceridian’s 2001 Director Performance Incentive Plan, each director of Ceridian will receive an annual option grant of 4,000 shares of common stock on the date of the annual meeting of stockholders at an exercise price per share equal to 100 percent of the fair market value of Ceridian common stock on that date. These options will become exercisable in full six months after their date of grant and expire ten years from their date of grant.

(3)	Each newly elected director received a one-time award of restricted stock. The number of restricted shares was determined by dividing an amount equal to two and one-half times the then current annual retainer for a non-employee director by the average closing price of a share of common stock on The New York Stock Exchange for the ten trading days prior to the effective date of the individual’s election to the Board, rounded to the nearest 100 shares. Twenty percent of the restricted shares vest on each anniversary of the date of grant, and the shares may not be transferred before they vest. In connection with the spin-off, holders of restricted stock received shares of Ceridian common stock. The non-vested restricted stock they held was forfeited and Ceridian issued the holders additional shares of non-vested restricted Ceridian stock equal to the value of the forfeited restricted stock. The number of shares of restricted stock in this column do not reflect the spin-off conversion adjustment. All of the shares of Ceridian common stock received either by way of the distribution or the conversion are subject to the same vesting provisions as the converted restricted common stock.

Under Ceridian’s 2001 Director Performance Incentive Plan, each newly elected director of Ceridian receives a one-time award of restricted stock with similar terms as described above. Because all the directors of Ceridian were directors of Old Ceridian prior to the spin-off, these directors were not considered “newly elected” for purposes of receiving this one-time award of restricted stock.

(4)	Ms. Davis and Mr. Lareau were members of Old Ceridian’s Board of Directors until May 2000, but did not stand for re-election at the 2000 Annual Meeting of Stockholders.

In May 2000, Ceridian’s predecessor entered into a consulting agreement with Lawrence Perlman, its former Chairman of the Board, President and Chief Executive Officer, pursuant to which Mr. Perlman agreed to provide consulting services from May 1, 2000 through December 1, 2000 for $250,000 payable in two equal installments. Mr. Perlman is currently a director of Arbitron.

CORPORATE GOVERNANCE

Our Board and management have sought to foster an approach toward corporate governance that will ensure an independent, informed and effective Board, responsible and accountable for acting in the best interests of our stockholders. All directors stand for election every year, and all holders of our common stock have equal voting rights. The Board has approved a statement of corporate governance policies that expresses in a consolidated fashion the corporate governance practices that evolved within Ceridian’s predecessor. The statement of policies includes the following:

•	A majority of the directors should be independent.

•	The committees of the Board are established based on the Board’s assessment of what is necessary and desirable in light of Ceridian’s circumstances at any particular time and the Board’s desire to most effectively utilize directors’ time, experience and expertise.

•	The Nominating and Board Governance Committee will review at least annually the size and composition of the Board to assess whether the personal experience and expertise of the individual directors, and the overall mix of experience, expertise, independence and diversity of backgrounds among all the directors, will enable the Board to most effectively monitor our performance and actively participate in developing long-term strategy and financial goals. This review includes director succession planning, in light of expected future needs of the Board and Ceridian, and application of policies pertaining to tenure on the Board.

•	All members of the Audit Committee, Compensation and Human Resources Committee and Nominating and Board Governance Committee are non-employee directors. The Nominating and Board Governance Committee reviews Board committee structure and assignments at least annually and recommends any changes to the Board.

•	The chairpersons of the respective Board committees are expected to assume leadership roles within the Board pertaining to issues within the purview of the committees that they chair.

•	The Nominating and Board Governance Committee periodically conducts an evaluation of the performance of the Board as a whole based on evaluation forms completed by each of the individual directors. The results of this evaluation and any recommendations for change are presented to the Board.

•	Any non-employee director who has completed, or as of the next annual meeting of stockholders will have completed, twelve years of service as a director will submit a letter to the Nominating and Board Governance Committee offering not to stand for re-election to the Board at any future meeting of stockholders. The Nominating and Board Governance Committee shall have complete discretion as to whether and when the offer will be accepted.

•	Upon a change in the employment status of any non-employee director, that director will submit a letter to the Nominating and Board Governance Committee offering not to stand for re-election to the Board at the next annual meeting of our stockholders. The Nominating and Board Governance Committee will have complete discretion as to whether the offer will be accepted.

•	Unless waived by the Board, any non-employee director must retire from the Board no later than the next annual meeting of our stockholders occurring after his or her 70th birthday. Any director who is also an officer of Ceridian will retire from the Board immediately upon retirement or termination as an officer and employee of the company.

•	The non-employee directors meet in executive session at least once per year, and include in this meeting an evaluation of the performance of the chief executive officer, based on evaluation and feedback forms previously completed by the non-employee directors.

REPORT OF COMPENSATION AND HUMAN RESOURCES COMMITTEE

All of Ceridian’s current executive officers were executive officers of both Ceridian and Old Ceridian during 2000, and were compensated only by Old Ceridian in 2000. The following is Old Ceridian’s Compensation and Human Resources Committee’s report on executive compensation for 2000. All of the members of Old Ceridian’s Compensation and Human Resources Committee during 2000 are currently members of Ceridian’s Compensation and Human Resources Committee.

The Compensation and Human Resources Committee is responsible for establishing and administering the compensation program for executive officers of the company. All committee members are independent directors who are not either current or former employees of the company. The executive compensation program is designed to:

•	Compete aggressively with other companies

•	Reward superior performance with superior levels of compensation

•	Align the interests of senior management with the interests of stockholders

The executive compensation program is composed of three elements:

•	Base salary

•	Annual incentive bonus

•	Long-term incentive compensation

Base salary is targeted at 20% to 40% of an executive’s total direct compensation. Greater weight is given to an executive’s performance-based compensation (annual incentive bonus and long-term incentive compensation). The higher the level of responsibility an executive has, the greater the executive’s total direct compensation emphasizes performance-based compensation. The committee also determines the performance goals for incentive compensation plans in conjunction with the Board’s approval of strategic and operating plans.

Each year the committee receives information regarding competitive compensation levels and practices for positions comparable to the company’s executive officer positions. This information is obtained from nationwide compensation survey information collected and evaluated internally by management and by independent consulting firms. The committee also receives advice from an independent, nationally recognized, compensation consulting firm. As a result, comparative compensation information is drawn from a broader range of companies than those included in the company’s peer group index utilized in the stock price performance graph found in this proxy statement, and not all of the companies included in the peer group index are included in the surveys the committee utilizes. Based on this comparative information, the committee generally targets base salary, total cash compensation (salary plus annual bonus) and long-term incentive compensation for each executive officer position to fall within a range between the 50th and 75th percentiles of the relevant marketplace.

Base Salary

The annual determination of an executive officer’s salary is based on the committee’s subjective assessment of the following factors:

•	Responsibilities of the position

•	Competitive practice

•	Performance and experience of the executive

•	Relative internal relationships

The 2000 base salaries for executive officers, including the named executives in the summary compensation table contained in this proxy statement, were generally within the targeted range.

Annual Incentive Bonus

The annual determination of an executive officer’s target bonus is based on the committee’s subjective assessment of the same factors considered with respect to determining base salary, and the philosophy regarding performance-based compensation.

For 2000, the target bonus percentage for the named executives, other than Mr. Turner, ranged from 55% to 70% of base salary, with the maximum possible bonus equal to between 90% to 110% of base salary. The potential annual bonuses for corporate executive officers, which includes Ronald L. Turner, John R. Eickhoff and Gary M. Nelson of the named executives, was comprised of two components:

•	85% of the targeted bonus was dependent upon the achievement of specified levels of earnings per share

•	15% of the targeted bonus was dependent upon the operating units achieving balanced levels of pre-tax earnings for 2000

The potential annual bonuses for an executive officer responsible for an operating unit, which includes Tony G. Holcombe and Gary A. Krow of the named executives, was comprised of four components:

•	30% of the targeted bonus was dependent upon the same earnings per share requirement

•	30% of the targeted bonus was dependent upon the operating unit achieving specified levels of pre-tax earnings

•	15% of the targeted bonus was dependent upon the operating unit achieving specified levels of revenue growth

•	25% of the targeted bonus was dependent upon the committee’s subjective assessment of the executive officer’s individual performance in areas such as productivity and quality improvements

For 2000, payment under the annual incentive program for the named executives ranged from slightly below target to between target and superior. This resulted in bonus payments for the named executives, other than Mr. Turner, ranging from approximately 65% to 89% of base salary.

Long-Term Incentive Compensation

Long-term incentives for executive officers consist primarily of annual awards of stock options. The annual determination of an executive officer’s option award within the range prescribed for his or her position is also based on the committee’s subjective assessment of the following factors:

•	Responsibilities of the position

•	Performance and experience of the individual

•	Past option awards made to the individual

In 2000, no annual stock option awards were made to the named executives or other professional exempt level employees who are key contributors to company performance. The annual stock option grant was delayed until January 2001 in order to align the annual stock option plan with other compensation decisions traditionally made at the first committee meeting of each year.

Of the named executives, however, Messrs. Eickhoff and Holcombe each received a special option award for 50,000 shares. Mr. Eickhoff was awarded his option for retention purposes. Mr. Holcombe was awarded his option in connection with Mr. Holcombe’s increased job responsibilities. Mr. Turner received a reload option award for 54,953 shares. Mr. Turner’s reload option award occurred as a result of Mr. Turner exercising options to purchase 100,000 shares of common stock by delivering 54,953 previously-owned shares of common stock to pay the exercise price and tax withholdings.

Chief Executive Officer Compensation

Mr. Turner’s base salary during 2000 was $600,000, an increase of 20% over his 1999 base salary. This increase was in response to him becoming Chief Executive Officer effective January 1, 2000. For 2000, Mr. Turner’s target annual bonus percentage was 70% of his base salary, which was determined in the manner described above, and his actual bonus payment amounted to approximately 83% of his base salary. The committee determined that Mr. Turner’s salary, annual bonus target percentage and long-term incentive compensation are in accordance with the practices described above. These determinations are based primarily on the committee’s subjective evaluation of Mr. Turner’s performance, the company’s performance and its stock price performance. The committee has assigned no specific weighting to the factors it considered in evaluating the total direct compensation of Mr. Turner.

Stock Ownership Guidelines

In October 1999, the committee approved stock ownership guidelines for all of the senior executive officers that were implemented in 2000. The stock ownership guidelines provide that each senior executive should strive to own stock with a market value equal to a multiple of his or her base salary. The ownership guidelines range from owning stock of the company valued at five times base salary for the Chief Executive Officer to two times base salary for certain staff officers. The senior executive officers will have five years in which to attain their individual stock ownership goals. The committee is monitoring the progress of these senior executives as they strive to meet the stock ownership guidelines.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits to $1 million the tax deduction for annual compensation paid to the chief executive officer and the four most highly compensated officers (other than the chief executive officer) of a publicly held corporation unless certain requirements are met. One of these requirements is that compensation over $1 million be based on attainment of performance goals established in the manner prescribed by Section 162(m). While the company satisfied these requirements in 2000 with respect to compensation in the form of stock options, other forms of compensation received by the named executives are subject to this $1 million limit. The non-deductible amount of compensation paid in 2000 was not material. The committee supports the philosophy that a significant portion of the total compensation provided to an executive should be performance-based, and it has taken steps to qualify all long-term incentive compensation in the future as deductible under Section 162(m). At the same time, the committee believes that it is important for the committee to retain the flexibility to tailor the salary and bonus components of the compensation program in the manner it believes to be most beneficial to the company and its stockholders.

2001 Compensation Philosophy

In October of 2000, the committee approved a new compensation philosophy for the executive officers. The general principles of the philosophy are to target base salaries at or around the 50 percentile of the competitive market data and target total direct compensation (base salary, bonus and long-term incentive) at or above the 75 percentile for achieving superior performance goals. This new philosophy will be implemented in 2001.

March 30, 2001

Compensation and Human Resources Committee

Nicholas D. Chabraja, Chair
William J. Cadogan
Ronald T. LeMay
Carole J. Uhrich

STOCK PRICE PERFORMANCE GRAPH

Our common stock was wholly owned by Old Ceridian during 2000 and therefore did not trade on any stock exchange or over-the-counter market.

The graph below compares the cumulative total return during the period 1996-2000 for Old Ceridian’s common stock, the S&P 500 Index and a peer group index of data services companies. The peer group index of data services companies, weighted for market capitalization, consists of Automatic Data Processing, Inc.; Bisys Group, Inc.; Computer Sciences Corporation; Dun & Bradstreet Corporation; Electronic Data Systems Corporation; Equifax, Inc.; First Data Corporation; Fiserv, Inc.; Information Resources, Inc.; National Data Corporation; and Paychex, Inc.

The graph assumes the investment of $100 in each of Old Ceridian’s common stock, the S&P 500 Index and the peer group index on December 31, 1995, and the reinvestment of all dividends as and when distributed.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
(OLD CERIDIAN, THE S&P 500 INDEX AND PEER GROUP INDEX)

	1995	1996	1997	1998	1999	2000

Old Ceridian Corp	100	98.18	111.06	169.24	104.54	96.67
S&P 500 Index	100	122.96	163.98	210.85	255.21	231.98
Peer Group	100	104.55	116.05	144.85	188.44	206.18

EXECUTIVE COMPENSATION

All of our executive officers served as executive officers of Ceridian and Old Ceridian in 2000. Executive officers received compensation from only Old Ceridian in 2000. The following tables summarize the cash and non-cash compensation paid to or earned by our chief executive officer as a chief executive officer of Old Ceridian and our next four most highly compensated executive officers as executive officers of Old Ceridian as of December 31, 2000. These five individuals are referred to in this proxy statement as the “named executives.” The following tables do not include information on Stephen B. Morris, who became President and Chief Executive Officer of Arbitron in connection with the spin-off.

Summary Compensation Table

The following table summarizes the compensation for the past three years paid to or earned by the named executives:

		Annual Compensation

				Other Annual
Name and Principal Position	Year	Salary($)(1)	Bonus($)	Compensation

Ronald L. Turner	2000	$645,000	$500,000	$59,693 (5)
Chairman, President and	1999	466,654	318,267	—
Chief Executive Officer	1998	418,739	328,240	—

John R. Eickhoff	2000	344,992	227,520	—
Executive Vice President and	1999	344,992	203,691	—
Chief Financial Officer	1998	334,984	254,386	—

Tony G. Holcombe	2000	404,168	260,000	—
Executive Vice President and	1999	318,124	249,487	—
President of Ceridian	1998	290,008	196,895	—
Employer/ Employee Services

Gary A. Krow	2000	290,008	236,513	—
Executive Vice President and	1999	242,751	150,035	—
President of Comdata	1998	208,000	64,750	—

Gary M. Nelson	2000	276,992	190,000	—
Vice President, General	1999	263,484	130,200	—
Counsel and Secretary	1998	245,410	167,850	—

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Long-Term Compensation

	Awards	Payouts

	Securities
	Underlying		All Other
	Options/SARs	LTIP	Compensation
Name and Principal Position	(#)(2)	Payouts($)(3)	($)(4)

Ronald L. Turner	54,953 (6)	$—	$3,030
Chairman, President and	500,000	—	4,800
Chief Executive Officer	150,000	251,703	3,600

John R. Eickhoff	50,000	—	3,030
Executive Vice President and	35,000	—	4,800
Chief Financial Officer	280,000	251,703	3,600

Tony G. Holcombe	50,000	—	—
Executive Vice President and	120,000	—	—
President of Ceridian	80,000	—	—
Employer/ Employee Services

Gary A. Krow	—	—	6,060
Executive Vice President and	68,750	37,247	9,600
President of Comdata	30,000	—	7,200

Gary M. Nelson	—	—	6,060
Vice President, General	40,000	—	9,600
Counsel and Secretary	30,000	—	5,914

(1)	The amounts reported for each individual as salary include an annual expense allowance paid to these individuals.

(2)	The shares in this column are shares of common stock underlying options granted to these individuals prior to the spin-off. In connection with the spin-off, outstanding options to purchase such common stock were replaced with options to purchase Ceridian common stock, the number and exercise prices of which were adjusted so that the new options to purchase Ceridian common stock have equivalent economic terms to the old options. The number of shares in this column do not reflect the spin-off conversion adjustments. All stock award information has been adjusted to reflect a stock split paid in the form of a 100% stock dividend on February 26, 1999.

(3)	The amounts reported in this column represent the market value of shares of common stock which were granted in 1994 under a performance restricted stock program and which vested on April 30, 1998 for Messrs. Turner and Eickhoff and January 15, 1999 for Mr. Krow. The market value of the shares of such common stock was determined by utilizing the closing price of such common stock on the NYSE on the vesting date.

(4)	The amounts disclosed for each individual represent company contributions to the accounts of the named individuals in a 401(k) defined contribution plan.

(5)	The above-mentioned perquisites include $46,250 attributable to personal aircraft use substantially related to the transportation of family members to company business events.

(6)	The award represents a reload option to purchase common stock that was granted as a result of Mr. Turner exercising an option to purchase 100,000 shares of common stock using previously owned shares.

Options to Purchase Common Stock Granted During 2000

The following table shows the number of options to purchase shares of common stock that were granted during 2000 to the named executives.

Individual Grants(1)(2)
Potential Realizable Value at
	Number of	% of Total			Assumed Annual Rates of
	Securities	Options/SARs			Stock Price Appreciation for
	Underlying	Granted to	Exercise or		Option Term(4)
	Options/SARs	Employees in	Base Price	Expiration
Name	Granted(#)	Fiscal Year	($/Sh)(3)	Date	5%($)	10%($)

Ronald L. Turner	54,953 (5)	3.75%	$25.125	02/03/03	$869,837	$2,195,304

John R. Eickhoff	50,000 (6)	3.41%	19.6875	04/14/10	620,156	1,565,156

Tony G. Holcombe	50,000 (7)	3.41%	24.375	05/24/10	767,813	1,937,813

Gary A. Krow	—	—	—	—	—	—

Gary M. Nelson	—	—	—	—	—	—

(1)	In connection with the spin-off, outstanding options to purchase such common stock were replaced with options to purchase Ceridian common stock, the number and exercise prices of which were adjusted so that the new options to purchase Ceridian common stock have equivalent economic terms to the old options. The number of shares and exercise prices listed in the table do not reflect the spin-off conversion adjustments.

(2)	All options reported in this table were granted under the 1999 Stock Incentive Plan. All of the above options expire 10 years after the respective grant dates. The exercisability of the above options will generally be accelerated (i) if an optionee’s employment is terminated due to death or disability or (ii) upon a change of control. All of the above options have a “reload” feature, meaning a reload option is granted when an option reported in this table is exercised and payment of the exercise price is made by delivery of previously owned shares of common stock. Each reload option is granted for the number of shares of common stock tendered as payment for the exercise price and tax withholdings of the underlying option. The exercise price of a reload option is equal to the fair market value (closing price on the NYSE) of a share of common stock on the date of grant. A reload option is exercisable in full on the date of grant, and will expire on the same date as the underlying option.

(3)	The per share exercise price of each option granted in 2000 is equal to the market value (closing price on the NYSE) of a share of common stock on the date of grant.

(4)	These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock of Ceridian, overall market conditions and the optionees’ continued employment through the vesting period. The amounts represented in this table may not necessarily be achieved.

(5)	Grant of a reload option.

(6)	This option becomes exercisable in full on December 31, 2001.

(7)	The shares underlying this option will vest in cumulative one-third installments beginning on May 24, 2001.

Exercises and Values of Options to Purchase Common Stock

The following table summarizes information regarding the exercise of options to purchase shares of common stock during 2000 by the named executives, as well as the December 31, 2000 value of unexercised stock options held by the named executives.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money
	Shares		Options/SARs at		Options/SARs at
	Acquired	Value	Fiscal Year End(#)(2)		Fiscal Year End($)(3)
	on Exercise	Realized
Name	(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald L. Turner	100,000	$1,781,000	638,288	546,665	$994,708	$1,042

John R. Eickhoff	—	—	680,978	121,666	1,266,557	12,713

Tony G. Holcombe	—	—	166,667	219,999	63,361	146

Gary A. Krow	—	—	116,139	87,291	341,075	39

Gary M. Nelson	—	—	106,001	67,999	16	83

(1)	Represents the difference between the market value (closing price on the NYSE) of common stock on the exercise date and the exercise price of the options, before payment of applicable income taxes.

(2)	In connection with the spin-off, outstanding options to purchase such common stock were replaced with options to purchase Ceridian common stock, the number and exercise prices of which were adjusted so that the new options to purchase Ceridian common stock have equivalent economic terms to the old options. The number of shares underlying unexercised options do not reflect the spin-off conversion adjustments.

(3)	Represents the difference between the market value (closing price on the NYSE) of Old Ceridian common stock on December 29, 2000 ($19.94) and the exercise price of in-the-money options, before payment of applicable income taxes.

Pension Plans

We maintain a voluntary, tax qualified, defined benefit pension plan for our U.S. employees that is funded by employee and employer contributions. This plan, which was assumed by us in connection with the spin-off, was closed to new participants effective January 2, 1995. The amount of the annual benefit under the plan is based upon an employee’s average annual compensation during the employee’s highest consecutive five-year earnings period with our company (or our predecessor company) while participating in the plan. Because the Internal Revenue Code limits the annual benefit that may be paid from tax-qualified plans, such as our pension plan, a benefit equalization plan was established, which we also assumed in connection with the spin-off, to provide retirees with supplemental benefits so that they will receive, in the aggregate, the benefits they would have been entitled to receive under the pension plan had these limits not been in effect. A benefit protection trust has been established and funded to pay benefit equalization plan benefits to participants whose employment terminated after December 1, 1994. A separate benefit protection trust has been also established and funded for the benefits to be paid to Mr. Eickhoff under the benefit equalization plan. These two benefit protection trusts were transferred to us in the spin-off. Assets in each of the trusts remain subject to the claims of our general creditors in the event of our insolvency but otherwise will be used only to pay benefit equalization benefits and related expenses.

The following table shows estimated annual benefits payable under the pension plan and the benefit equalization plan to an employee who retires in 2001 at age 65:

PENSION PLAN TABLE

	Years of Credited Service

Remuneration	15	20	25	30	35	40

300,000	$69,368	$92,490	$115,613	$138,735	$156,735	$174,735
400,000	93,368	124,490	155,613	186,735	210,735	234,735
500,000	117,368	156,490	195,613	234,735	264,735	294,735
600,000	141,368	188,490	235,613	282,735	318,735	354,735
800,000	189,368	252,490	315,613	378,735	426,735	474,735
1,000,000	237,368	316,490	395,613	474,735	534,735	594,735
1,200,000	285,368	380,490	475,613	570,735	642,735	714,735
1,400,000	333,368	444,490	555,613	666,735	750,735	834,735

Annual compensation for purposes of the pension plan and the benefit equalization plan consists of salary and any annual bonus paid during the year, less the amount contributed by the employee to the pension plan that year on a pre-tax basis. Compensation for 2000 covered by these plans for the named executives was as follows: Mr. Turner, $883,811 and Mr. Eickhoff, $505,011. Messrs. Holcombe, Krow and Nelson are not eligible to participate in the pension plan or the benefit equalization plan. For purposes of the pension plan and the benefit equalization plan, an annual bonus is considered part of annual compensation in the year in which it is paid, rather than the year in which it was earned (the latter formulation being the basis on which amounts are reported in the Summary Compensation Table).

As of December 31, 2000, years of credited service Mr. Turner was 8.00 years and for Mr. Eickhoff was 37.25 years.

Benefit amounts in the Pension Plan Table above are computed assuming payments are made on the normal life annuity basis and not under any of the various survivor options. Benefits listed in the table are not subject to deduction for Social Security or other offset amounts.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

Executive Employment Agreements

We have employment agreements with each of the named executives.

Term. The term of our agreement with Mr. Turner expires on the later of March 30, 2004 or two years after a change of control of Ceridian occurring before that date. Mr. Turner’s agreement will automatically renew for successive three-year terms upon expiration. The term of our agreement with Mr. Eickhoff expires on the later of December 31, 2001 or two years after a change of control of Ceridian occurring before that date. The term of our agreements with Messrs. Holcombe, Krow and Nelson expires the later of March 30, 2003 or two years after a change of control of Ceridian occurring before that date. Our agreements with Messrs. Holcombe, Krow and Nelson will each automatically renew for successive two-year terms upon expiration.

Payments Upon Termination. If we terminate our agreement with Messrs. Turner, Eickhoff, Holcombe, Nelson or Krow without cause, the executive will be entitled to receive a lump sum payment equal to:

•	One year’s base salary (two years for Mr. Turner) and an additional one year’s base salary if a release of claims is signed by the executive; and

•	A proportionate share of the bonus the executive would otherwise have received if he had remained employed with Ceridian for the full year in which termination occurred.

The agreement for Mr. Eickhoff provides that in the event of his termination without cause, he will receive a supplemental retirement benefit calculated by including an additional year’s base salary in the determination of his final average pay. Our agreements with Messrs. Turner, Eickhoff, Holcombe, Krow and Nelson contain provisions providing payments if termination occurs due to death or disability.

Our agreement with Mr. Turner provides for the continuation of benefits until age 65 if Mr. Turner retires after the age of 55 with five or more years of service with Ceridian (including his prior service with Ceridian’s predecessor). Mr. Turner’s agreement provides for a supplemental retirement benefit payable to him following his termination of employment provided that he does not breach his non-compete obligations. This benefit will be paid in the form of a lump sum payment equal to the present value of a monthly pension to Mr. Turner for his lifetime that starts during the fourth month after his employment is terminated. If Mr. Turner is at least age 60 at the time of the payment, the monthly benefit will be one-twelfth of 2.5 percent of his final average pay for each year of service (including his service with Ceridian’s predecessor) through the year he reaches age 62 and 1.67 percent of his final average pay for each subsequent year of service, minus any payments he would receive under the pension plans. If Mr. Turner is not at least age 60 at the time of the payment, the monthly benefit will be reduced. If Mr. Turner dies before the first day of the fourth month after his employment terminates, his surviving spouse will receive a reduced lump sum benefit.

Change of Control Arrangements

The exercisability of stock options or the vesting of other awards under our stock-based compensation plans and the payment of benefits under the executive employment agreements described above accelerate upon either a “change of control” or a “change of control termination.”

In addition, our retirement plan provides that upon the occurrence of a change of control or a determination by our Board of Directors that a change of control may occur in the near future, excess plan assets (that is, assets in excess of the present value of plan liabilities, determined as if the plan had terminated), may be used to increase benefits in the manner and to the extent determined by our Board of Directors.

For these purposes, a “change of control” is generally defined as any of the following:

•	A merger or consolidation involving Ceridian if less than 50 percent of its voting stock after the business combination is held by persons who were stockholders before the business combination;

•	A sale of substantially all of our assets;

•	Ownership by a person or group acting in concert of at least 25 percent of our voting securities;

•	Approval by our stockholders of a plan for the liquidation of our company;

•	Specified changes in the composition of our Board of Directors; or

•	Any other events or transactions that our Board of Directors determines constitutes a change of control.

The term “change of control termination” refers to either of the following if it occurs within two years of a “change of control” of Ceridian:

•	Termination of an executive’s employment by us for any reason other than conduct that constitutes fraud, theft, embezzlement or an intentional violation of law involving moral turpitude; and

•	The executive terminates employment with Ceridian for “good reason,” which is generally defined as an adverse change in an executive’s responsibilities, authority, compensation, benefits or working conditions or a material breach by us of the executive’s employment agreement.

A change of control termination does not include termination of employment due to death or disability. The executive employment agreements for Messrs. Turner, Eickhoff, Holcombe, Krow and Nelson described above provide that following a change of control termination, they each will be entitled to receive a lump sum payment that is equal to three times the following:

•	Twelve months base salary;

•	Any bonus the executive would have received under all applicable Ceridian bonus plans for the year in which the termination occurs had “superior” goals been achieved; and

•	Amount of the annual cash expense allowance.

In addition, Messrs. Holcombe, Krow and Nelson will receive three times the highest aggregate amount of basic and performance matching contributions into Ceridian’s Savings and Investment Plan.

Messrs. Turner and Eickhoff will receive a pension supplement equivalent to the value of three additional years of age and service credit under Ceridian’s defined benefit pension plans (other than Mr. Turner’s supplemental retirement benefit pursuant to his employment agreement). If Mr. Turner’s supplemental benefit is paid before his sixtieth birthday, the reduction for early retirement will not be applied. The amount of Mr. Eickhoff’s lump sum payment will be included in the determination of final average pay for purposes of computing his supplemental retirement benefits.

The lump sum payments made to the named executives would be in lieu of any other severance payment specified in their executive employment agreements. In addition to the lump sum payments, the executives would receive “gross-up” payments to put the executives in the same after-tax position as if no excise taxes under the Internal Revenue Code had been imposed. Also, following a change of control termination, all of the executives will receive until age 65 the same health and welfare benefits the executive received immediately prior to the change of control.

SHARE OWNERSHIP INFORMATION

Share Ownership of Directors and Management

The following table sets forth certain information regarding the beneficial ownership of Ceridian common stock as of March 31, 2001 by each director, by each of the named executives, and by all executive officers and directors as a group, assuming the spin-off was completed on that date. The number of shares of Ceridian common stock included in the table include shares as to which a right to acquire ownership within 60 days of March 31, 2001 exists (for example, through the exercise of stock options). The number of such shares in the following table that may be acquired within 60 days do not reflect adjustment as a result of the spin-off which occurred on March 30, 2001. These shares, however, are treated as outstanding only when determining the amount and percent owned by the applicable individual or group. Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated. The percentages below are based on the number of shares of Ceridian common stock issued and outstanding as of March 31, 2001.

			Of Shares
			Beneficially
	Shares of		Owned, Shares
	Common Stock	Percent of	That May Be
	Beneficially	Common Stock	Acquired Within
Name of Individual or Identity of Group	Owned	Owned	60 Days

Directors:

Bruce R. Bond	15,405	*	8,000

William J. Cadogan	13,145	*	4,000

Nicholas D. Chabraja	16,889	*	8,000

Robert H. Ewald	21,005	*	12,000

Ronald T. LeMay	25,741	*	15,000

George R. Lewis	31,851	*	20,000

Ronald L. Turner	781,335	0.53%	706,621

Carole J. Uhrich	31,851	*	20,000

Paul S. Walsh	35,295	*	24,000

Other Named Executives:

John R. Eickhoff	721,648	0.49%	680,978

Tony G. Holcombe	218,334	0.14%	213,334

Gary A. Krow	144,314	*	131,139

Gary M. Nelson	124,653	*	121,001

All Executive Officers and Directors as a Group (15 persons)	2,338,200	1.58%	2,101,408

*	Number of shares represents less than 0.1% of outstanding common stock.

Share Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of Ceridian common stock by each stockholder who is known by us to own beneficially more than 5% of our outstanding common stock immediately after the spin-off. Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated. The percentages below are based on the number of shares of Ceridian common stock issued and outstanding as of March 31, 2001.

	Amount and Nature
	of Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class

FMR Corp. Edward C. Johnson 3d Abigail P. Johnson 82 Devonshire Street Boston, Massachusetts 02109	17,320,792(1)	11.88%

AXA and its subsidiaries, including Alliance Capital Management L.P. 9 Place Vendome 75001 Paris, France	16,240,949(2)	11.14%

Janus Capital Corporation Thomas H. Bailey 100 Fillmore Street Denver, CO 80206	14,901,265(3)	10.22%

Harris Associates L.P. Harris Associates Inc. Two North LaSalle Street, Suite 600 Chicago, Illinois 60602	12,400,207(4)	8.50%

(1)	Beneficial ownership as of December 31, 2000 as reported in a Schedule 13G dated February 13, 2001. These securities are beneficially owned by the named parties as a result of their direct and indirect ownership of Fidelity Management & Research Company and Fidelity Management Trust Company, which are both wholly owned subsidiaries of FMR Corp., and the previous ownership by Fidelity Management & Research Company of Fidelity International Limited. Fidelity Management & Research Company is the beneficial owner of 15,392,120 shares or 10.56 percent, as a result of acting as investment advisor to various investment companies (commonly referred to as “funds”). Each of Edward C. Johnson 3d, FMR Corp. (through its control of Fidelity Management & Research Company) and the funds has sole power to dispose of the 15,392,120 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ board of trustees. Fidelity Management Trust Company is the beneficial owner of 1,656,572 shares or 1.14 percent, as a result of its serving as investment manager of the institutional accounts. Each of Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, has sole dispositive power over 1,656,572 shares and sole power to vote or to direct the voting of 1,311,872 shares. Fidelity International Limited, previously a majority owned subsidiary of Fidelity Management & Research Company, is the beneficial owner of 272,100 shares. Fidelity International Limited currently operates as an entity independent of FMR Corp. and Fidelity Management & Research Company.

(2)	Beneficial ownership as of December 31, 2000 as reported in a Schedule 13G dated February 12, 2001. These securities are held by subsidiaries of AXA, principally AXA Financial, Inc. and its subsidiary Alliance Capital Management L.P., which holds them on behalf of client discretionary investment advisory accounts. Represents sole power to vote or direct the vote of 1,988,755 shares, sole power to dispose or direct the disposition of 16,234,348 shares, shared power to vote or direct the vote of 14,024,661 shares and shared power to dispose or direct the disposition of 6,601 shares.

(3)	Beneficial ownership as of February 28, 2001 as reported in a Schedule 13G dated March 9, 2001. These securities are deemed beneficially owned by the named parties as a result of Janus Capital providing investment advice to several investment companies and Mr. Bailey owning approximately 12.2% of Janus Capital. Represents sole power to vote or direct the vote of 14,901,265 shares and sole power to dispose or to direct the dispositive of 14,901,265 shares.

(4)	Beneficial ownership as of December 31, 2000 as reported in a Schedule 13G dated February 7, 2001. These securities are beneficially owned by the named parties as a result of the named parties advisor and other relationships with the persons who own the shares. The Harris Associates Investment Trust owns 204,000 shares, and Harris Associates L.P. serves as investment advisor to this trust. Represents shared power to vote or direct the vote of 12,400,207 shares, sole power to dispose or to direct the disposition of 12,196,207 shares, and shared power to dispose or to direct the disposition of 204,000 shares.

PROPOSAL TO APPROVE THE CERIDIAN CORPORATION 2001 LONG TERM STOCK INCENTIVE PLAN (ITEM 2)

Introduction

In connection with the spin-off, Ceridian and Ceridian’s predecessor approved the Ceridian Corporation 2001 Long Term Stock Incentive Plan. Our stock incentive plan provides for the grant to eligible participants of stock options, restricted stock awards and performance units.

We are asking our stockholders to approve our stock incentive plan for tax reasons. Section 162(m) of the Internal Revenue Code provides, with certain exceptions, that a publicly held corporation may not take a federal income tax deduction for compensation paid to a “covered employee” in excess of $1 million in a taxable year. A “covered employee” is the chief executive officer of the company and any other officer who is among the four most highly compensated officers (other than the chief executive officer) and who is employed by the company at year-end.

The $1 million dollar limit on deductibility does not apply to compensation that meets the requirements for “performance-based compensation” as defined in the applicable Treasury Regulations. Compensation is “performance-based compensation” if, among other things:

•	it is payable solely on account of the attainment of one or more performance goals that are established by a compensation committee of the board of directors that is comprised solely of two or more outside directors; and

•	the material terms of the compensation and the performance goals are disclosed to stockholders and approved by a majority vote in a separate stockholder vote before the compensation is paid.

However, under a transition rule, the stockholder approval requirement will not apply to our stock incentive plans until the first regularly scheduled meeting of our stockholders that occurs after March 30, 2002. In order to ensure that our stock incentive plan which provides performance-based compensation to our executive officers is in compliance with these rules after that stockholders’ meeting, we are asking our stockholders to approve the plan at this annual meeting.

For purposes of Section 162(m) of the Internal Revenue Code, approval of our stock incentive plan will be deemed also to include approval of:

•	the eligibility of executive officers and other employees to participate in the stock incentive plan;

•	the annual per-person limitations described below under the heading “Shares to be Awarded” and “Section 162(m)”;

•	the general business criteria upon which performance objectives for performance awards are based, described below under the heading “Section 162(m)”; and

•	the grant of incentive stock options pursuant to the stock incentive plan.

Because stockholder approval of general business criteria, without specific target levels of performance qualifies incentive awards under the plan for a period of approximately five years, stockholder approval of the business criteria will meet the requirements under Section 162(m) until 2006. Stockholder approval of the performance goals inherent in stock options is not subject to the time limit under Section 162(m).

Summary of the Stock Incentive Plan

The major features of the 2001 Long Term Stock Incentive Plan are summarized below. This summary is qualified in its entirety by the actual text of the plan, a copy of which is attached as Appendix A to this proxy statement.

Purpose of the Plan. The purpose of Ceridian’s 2001 Long Term Stock Incentive Plan is to advance the interests of Ceridian and its stockholders by enabling Ceridian and its subsidiaries to attract and retain persons of ability to perform services for Ceridian and its subsidiaries by providing an incentive to these individuals through equity participation in Ceridian and by rewarding the individuals who contribute to the achievement by Ceridian of its economic objectives.

Administration of the Plan. The stock incentive plan is administered by Ceridian’s Compensation and Human Resources Committee, which may interpret the plan, establish rules for the plan’s administration, determine the terms and conditions of incentive awards to be made under the plan (subject to the limitations expressed in the plan), modify the terms of outstanding awards to the extent permitted by the plan, and delegate this authority to Ceridian’s directors or officers as permitted by applicable law and the terms of the plan.

Shares to be Awarded. The stock incentive plan permits the Compensation and Human Resources Committee to award stock options, restricted stock awards and performance units. Up to 27 million shares of Ceridian common stock may be the subject of awards under the plan. Of these 27 million shares, approximately 21.61 million shares are subject to currently outstanding awards that were converted into Ceridian awards in connection with the spin-off. As a result, only approximately 5.39 million shares remain available for issuance under the plan.

The Compensation and Human Resources Committee may use shares available for issuance under the plan as the form of payment for compensation, awards or rights earned or due under any of our deferred or other compensation plans or arrangements. The shares available for issuance under the plan may, at the election of the Compensation and Human Resources Committee, be either treasury shares or shares authorized but unissued.

Notwithstanding the awards that have been granted in connection with the spin-off, the maximum number of shares of our common stock that may be the subject of plan awards to any one participant in any three consecutive fiscal years may not exceed one million shares. The maximum number of shares of our common stock that may be the subject of incentive stock options is 12 million, and the maximum number of shares of Ceridian common stock that may be the subject of restricted stock awards that are not granted in lieu of cash compensation that would otherwise be payable to participants is four million.

Shares of Ceridian common stock that are issued under the plan or that are subject to outstanding awards are applied to reduce the maximum number of shares of common stock remaining available for issuance under the plan. To the extent that any shares of Ceridian common stock that are subject to an award under the plan (1) are not issued to a participant due to the fact that the award lapses, expires, is forfeited or for any reason is terminated unexercised or unvested or is settled or paid in cash or (2) are used to satisfy any exercise price or withholding obligations, these shares automatically again become available for issuance under the plan. In addition, to the extent that a participant tenders shares of Ceridian common stock already owned by the participant to us in satisfaction of any exercise price or withholding tax obligations, these shares automatically again become available for issuance under the plan.

If there is any material change in the corporate structure or shares of our common stock, including as a result of a merger or consolidation, the Compensation and Human Resources Committee (or the board of the surviving corporation) will make appropriate adjustments in the aggregate number and kind of securities available for issuance under the plan and in the number and kind of securities and the purchase price per share, if any, under any awards outstanding under the plan.

Participants. All of employees, including officers and directors, and any non-employee directors, consultants and independent contractors of Ceridian or any subsidiary of Ceridian who, in the judgment of the Compensation and Human Resources Committee, have contributed, are contributing or are expected to contribute to the achievement of our economic objectives or the economic objective of our subsidiaries are eligible to be granted awards under the stock incentive plan. On March 30, 2001, there were approximately 9,600 employees eligible to be granted awards under the plan.

In addition, all retirees, beneficiaries of former employees, and certain other former employees of Ceridian’s predecessor whose options were converted into awards to purchase Ceridian common stock in connection with the spin-off are eligible to participate, but not with respect to future awards under the plan.

Stock Options. Options granted to acquire shares of our common stock may either be incentive stock options or nonqualified stock options. The Compensation and Human Resources Committee establishes the terms of each option grant, subject to some conditions.

Except for the options converted into Ceridian awards in connection with the spin-off, the exercise price per share may not be less than the fair market value of a share of our underlying common stock on the date the option is granted. As of April 5, 2001, the per share fair market value of our common stock was $15.45, the closing price of our common stock on the NYSE on that date.

Payment of the exercise price must be in cash, unless the Compensation and Human Resources Committee permits payment by means of a broker exercise notice, in shares of previously owned Ceridian common stock, a full recourse promissory note or by a combination of these methods.

An option generally is not exercisable within six months of its date of grant, and expires not more than 10 years after the grant date. The stock incentive plan further prohibits the repricing of stock options without prior stockholder approval.

Restricted Stock Awards. A restricted stock award is an award of Ceridian common stock that may not be transferred or otherwise disposed of until transferability restrictions lapse and may have to be returned to us upon the occurrence of some conditions. Restrictions generally do not lapse within six months of the date of grant. The Compensation and Human Resources Committee may impose these restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain in the continuous employ or service of Ceridian or one of its subsidiaries for a period of time or that the participant or Ceridian (or any of its subsidiaries or divisions) satisfy performance goals or criteria. Furthermore, the stock incentive plan generally provides for (1) performance vesting upon the satisfaction of performance criteria over a period of not less than one year and (2) time based vesting over a period of not less than three years from the date of grant.

While restrictions on transferability remain in effect, a participant has the right to vote the stock and, unless the Compensation and Human Resources Committee provides otherwise, to receive any dividends or distributions with respect the stock. Unless the Compensation and Human Resources Committee determines otherwise, however, any dividends or distributions (including regular quarterly cash dividends) paid with respect to shares of common stock subject to the unvested portion of a restricted stock award are subject to the same restrictions as the shares to which the dividends or distributions relate.

Performance Units. A performance unit is a right to receive a payment from Ceridian, in the form of shares of Ceridian common stock, cash or a combination of both (as determined by the Compensation and Human Resources Committee), upon the achievement of established performance goals. A performance unit vests at those times and in the installments as may be determined by the Compensation and Human Resources Committee. The Compensation and Human Resources Committee may impose restrictions or conditions to the vesting of performance units as it deems appropriate, including that the participant remains in the continuous employ or service of Ceridian or a subsidiary of Ceridian for a period of time or that the participant or Ceridian (or any of its subsidiaries or divisions) satisfy performance goals or criteria. Furthermore, the stock incentive plan generally provides for vesting of performance units upon the satisfaction of performance criteria over a period of not less than three years from the date of grant. The Compensation and Human Resources Committee has the sole discretion to determine the form in which payment of the economic value of performance units will be made to a participant (i.e. cash, common stock, stock units or any combination of the foregoing).

Section 162(m). The Compensation and Human Resources Committee of Ceridian, in its sole discretion, may designate whether any awards under Ceridian’s stock incentive plan (other than options) are intended to be “performance-based compensation” within the meaning of Section 162(m). Any awards so designated will be conditioned on the achievement of one or more performance goals, and these performance goals will be established by the Compensation and Human Resources Committee within the time period prescribed by, and will otherwise comply with the requirements of Section 162(m). Options granted under the stock incentive plan need not be conditioned on the achievement of performance goals (other than those inherent in options) in order to constitute “performance-based compensation.” As noted above, compensation under the stock incentive plan can qualify as “performance-based compensation” for purposes of Section 162(m) of the Code without regard to the stockholder approval requirements of that section until the first regularly scheduled meeting of our stockholders that occurs after March 30, 2002. Whether compensation under the stock incentive plan will be deemed “performance-based compensation” within the meaning of Section 162(m) after that stockholders’ meeting will depend on the approval of the stock incentive plan by Ceridian’s stockholders at or before that stockholders’ meeting.

The stock incentive plan contains a number of performance goals that the Compensation and Human Resources Committee may use either individually, alternatively or in any combination, applied on a corporate, subsidiary or business unit basis. The performance goals include cash flow, earnings (including one or more of gross profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on assets, equity, investment, capital and revenue and total stockholder return), stock price, economic value added, working capital, market share, cost reductions and strategic plan development and implementation. These goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria.

The Compensation and Human Resources Committee may appropriately adjust any evaluation of performance under these goals to exclude any of the following events: asset write-downs, litigation or claim judgments or settlements, the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, accruals for reorganization and restructuring programs, uninsured catastrophic losses, and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or in management’s discussion and analysis of financial performance appearing in Ceridian’s annual report to stockholders for the applicable year.

The maximum dollar value payable to any participant with respect to awards that are designated as “performance-based compensation” and that are valued with reference to property other than shares of common stock may not exceed $5,000,000 in the aggregate during any period of three consecutive fiscal years of Ceridian.

Effect of Termination of Employment. The Compensation and Human Resources Committee has the authority, in its sole discretion, to determine the effect that termination of a participant’s employment or other service with Ceridian and its subsidiaries, whether due to death, disability, retirement or any other reason, will have on outstanding awards then held by the participant.

Transferability of Awards. The Compensation and Human Resources Committee may permit the transfer, for estate planning purposes, of an option granted under the stock incentive plan to a participant’s family members, or to trusts or other entities established for the benefit of family members. Except for these estate planning transfers, no plan award may be transferred for any reason or by any means, except by will or by law after a participant’s death.

Change of Control Provisions. The Compensation and Human Resources Committee has the authority, in its sole discretion, to determine the effect a change of control of Ceridian will have on outstanding awards. A change of control of Ceridian is defined in the manner described under the heading “Employment Agreements and Change of Control Arrangements” above, unless modified by the Compensation and Human Resources Committee.

Amendment of the Plan. The Board may amend the stock incentive plan as it deems advisable, subject to the need for stockholder approval if required pursuant to Section 422 of the Internal Revenue Code or the rules of The New York Stock Exchange.

Termination of the Plan. Unless terminated earlier by the Board in its sole discretion, the stock incentive plan will terminate on October 1, 2010. No incentive award may be granted after the plan terminates. Incentive awards outstanding upon termination of the plan may continue to be exercised, or become free of restrictions, in accordance with their terms.

Tax Information Regarding Awards

The following is a summary of the general effect of U.S. federal income taxation upon a participant and Ceridian with respect to the grant and exercise of awards under the plan and the subsequent sale of shares, and does not discuss the income tax laws of any state or foreign country in which a participant may reside.

Stock Options. An optionee will not incur any federal income tax liability when an incentive stock option or a nonqualified stock option is granted or becomes exercisable. When a nonqualified option is exercised, the optionee will generally recognize ordinary income equal to the difference between the fair market value of the shares at the time of exercise and the aggregate exercise price. This income will be subject to tax withholding by us, and we will be entitled to a tax deduction in an amount equal to the income recognized. However, in the case of a change of control, our deduction may be limited under the rules related to excess parachute payments. Upon resale of such shares by the optionee, any difference between the sale price and the fair market value of the shares at the time the option was exercised will be treated as capital gain or loss.

Generally, an optionee will not incur federal income tax liability as a result of an exercise of an incentive stock option, or ISO. However, if an ISO is exercised more than three months after an optionee’s termination of employment other than because of death or disability or more than 12 months after an optionee’s termination of employment because of disability (which, in either case, would be deemed, a “disqualifying exercise”), the optionee will recognize ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the aggregate exercise price.

When the shares acquired upon exercise of an ISO are sold, the optionee will be taxed on the difference between the sale price and the exercise price. If such a sale does not occur within two years of the date the ISO was granted or within one year of the date it was exercised, then any gain will be treated as long-term capital gain. If such a sale occurs within either of the time periods specified in the preceding sentence (which would be deemed a “disqualifying disposition”), then the portion of the optionee’s gain equal to the difference between the fair market value of the stock on the date of exercise (or, if less, the selling price) and the exercise price will be treated as ordinary compensation income, while the balance of any gain would be treated as capital gain.

We are generally not entitled to a deduction as the result of the grant or exercise of an ISO. However, if the optionee recognizes ordinary income as the result of a disqualifying exercise or disqualifying disposition, we are entitled to a deduction in an equivalent amount.

Restricted Stock Awards. With respect to shares of common stock issued pursuant to a restricted stock award, a participant may file an election under Section 83(b) of the Internal Revenue Code within thirty days after receipt to include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received on the date of receipt (determined as if the shares were not subject to any risk of forfeiture). If a Section 83(b) election is made, the participant will not recognize any additional income when the restrictions on the shares issued in connection with the restricted stock award lapse. We will receive a corresponding tax deduction for any amounts includable in the taxable income of the participant as ordinary income.

A participant who does not make a Section 83(b) election within thirty days of the receipt of the restricted stock award will recognize ordinary income at the time of the lapse of the restrictions in an amount equal to the then fair market value of the shares freed of the restrictions. We will receive a corresponding tax deduction for any amounts includable in the taxable income of a participant as ordinary income. However, in the case of a change of control, our deduction may be limited under the rules related to excess parachute payments.

Regardless of whether the participant made a Section 83(b) election, any gain or loss on the sale of the shares will be capital gain or loss. The amount of such gain or loss will be equal to the sales price for such shares less the participant’s basis in such shares. Whether the gain is short-term or long-term depends on the length of time the participant has held the stock prior to its sale.

Performance Units. A participant who receives a performance unit will not recognize any taxable income at the time of the grant. Upon settlement of the performance unit, the participant will realize ordinary income in an amount equal to the cash and fair market value of any shares of common stock received by the participant.

Provided that proper withholding is made, we will be entitled to a compensation expense deduction for any amounts includable by the participant as ordinary income.

Any gain or loss on the sale of the shares of common stock received by the participant will be capital gain or loss. The amount of such gain or loss will be equal to the sales price for such shares less the participant’s basis in such shares. Whether the gain is short-term or long-term depends on the length of time the participant has held the stock prior to its sale.

Alternative Minimum Tax. The alternative minimum tax is computed by adding special preference items and making special modifications to a taxpayer’s adjusted gross income. One modification is to treat incentive options as if they were non-statutory options. In calculating alternative minimum taxable income, participants should include in their income, on the date of exercise, the difference between the fair market value of the shares and the amount paid for the shares. The alternative minimum tax is payable to the extent that it exceeds a participant’s regular tax for the year. The amount of a participant’s alternative minimum tax liability attributable to the incentive stock option may, however, be available as a credit against a portion of the participant’s regular tax liability in future years.

Section 162(m). As described above, under Section 162(m) of the Internal Revenue Code, the deductibility of certain compensation paid to the chief executive officer and the four most highly compensated officers (other than the chief executive officer) of a publicly held corporation is limited to $1 million. Compensation for this purpose generally includes any items of compensation expenses described above in connection with incentive awards under the plan. However, certain types of compensation are excepted from this limit, including compensation that qualifies as “performance-based compensation.”

The Compensation and Human Resources Committee, in its sole discretion, may designate whether any awards under the plan are intended to be “performance-based compensation” within the meaning of Section 162(m), except that options can qualify as “performance-based compensation” without being designated. Any awards so designated will be conditioned on the achievement of one or more performance goals, and such performance goals will be established by the Compensation and Human Resources Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m). The maximum dollar value payable to any participant with respect to awards that are designated as “performance-based compensation” and that are valued with reference to property other than shares of common stock may not exceed $5,000,000 in the aggregate during any period of three consecutive fiscal years.

New Plan Benefits

The only awards granted under the plan through the date of this proxy statement are awards granted in connection with the spin-off. Stock options granted in 2000 that were converted in connection with the spin-off to the named executives are shown in the tables under the heading “Executive Compensation.” Awards to be granted in the future under the plan are within the discretion of the Compensation and Human Resources Committee and therefore cannot be ascertained at this time.

Effect of No Stockholder Approval

If our stockholders do not approve the stock incentive plan, we will be precluded from granting future awards under the plan after the first regularly scheduled meeting of our stockholders that occurs after March 30, 2002 (unless such approval is obtained at or before such meeting), to the extent that such awards would result in compensation that would not be deductible under Section 162(m).

Board Recommendation

The Board of Directors recommends that the stockholders vote FOR the approval of the Ceridian Corporation 2001 Long Term Stock Incentive Plan. The vote required to approve the 2001 Long Term Stock Incentive Plan is a majority of the outstanding shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the matter.

REPORT OF AUDIT COMMITTEE

Membership and Role of the Audit Committee

The Audit Committee consists of the following members of our Board of Directors:

     George R. Lewis, Chair

     Bruce R. Bond
     Robert H. Ewald
     Paul S. Walsh

Each of the members of the Audit Committee is independent as defined under The New York Stock Exchange listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors, which is included in this proxy statement as Appendix B.

The primary function of the Audit Committee is to provide advice with respect to Ceridian’s financial matters and to assist the Board in fulfilling its oversight responsibilities regarding finance, accounting, tax and legal compliance. The Audit Committee’s primary duties and responsibilities are to:

•	review and recommend to the Board the selection of Ceridian’s independent auditors

•	consult with Ceridian’s independent auditors and review the scope and significant findings of the audits performed by them

•	review the adequacy and sufficiency of Ceridian’s financial and accounting controls, practices and procedures, the activities and recommendations of its internal auditors and its reporting policies and practices

Review of Ceridian’s Audited Financial Statements for the Fiscal Year ended December 31, 2000

The Audit Committee has reviewed and discussed the audited financial statements of Ceridian for the fiscal year ended December 31, 2000 with Ceridian’s management. The Audit Committee has discussed with KPMG LLP, Ceridian’s independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of KPMG LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that Ceridian’s audited financial statements be included in Ceridian’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

March 30, 2001

Audit Committee

     George R. Lewis, Chair

     Bruce R. Bond
     Robert H. Ewald
     Paul S. Walsh

INDEPENDENT AUDITORS AND AUDITOR FEES

The Board has selected KPMG LLP, our present auditors, to audit our accounts for the year ending December 31, 2001. KPMG LLP audited our accounts for the year ended December 31, 2000, and acted as Ceridian’s predecessor’s independent auditors for more than thirty years.

Representatives of KPMG LLP will attend the annual meeting of stockholders. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to stockholder questions.

The following table sets forth the aggregate fees billed to Ceridian’s predecessor for the fiscal year ended December 31, 2000 by KPMG LLP:

Audit Services		$758,000

Financial Information Systems Design and Implementation Services		0
All Other Services:(a)

Tax Services	559,000

Spin-off related	746,000

Systems Review	836,000

Other	236,000

Total All Other		2,377,000

Total Fees		$3,135,000

(a)	The Audit Committee considered whether the provision of these services is compatible with maintaining KPMG LLP’s independence.

OTHER MATTERS

Ceridian Mailing Address

Our current mailing address is 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425.

Stockholder Proposals for 2002 Annual Meeting

All proposals of stockholders that are requested to be included in our proxy statement for the 2002 Annual Meeting of Stockholders must be received by our Corporate Secretary on or before December 20, 2001, to be included.

Any other stockholder proposals to be presented at the 2002 Annual Meeting of Stockholders must be given in writing to our Corporate Secretary and received at our principal executive offices not less than 60 nor more than 90 days prior to the first year anniversary of the date we mailed our proxy statement in connection with our 2001 Annual Meeting. The proposal must contain specific information required by our Bylaws, a copy of which may be obtained by writing to our Corporate Secretary.

Director Nominations

In accordance with procedures set forth in our Bylaws, stockholders may propose nominees for election to the Board of Directors only after providing timely written notice to the Corporate Secretary, as provided above. The notice must set forth:

•	All of the information required under SEC rules in a proxy statement soliciting proxies for the election of directors

•	The nominee’s business and residence address

•	Name and record address of, and number of shares of Ceridian common stock held by, the stockholder making the nomination

Expenses of Solicitation

The solicitation of proxies is being made by Ceridian and we pay the cost of soliciting proxies. We also arrange with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to their principals, and we reimburse them for their expenses. In addition to solicitation by mail, proxies may be solicited by our employees, by telephone or personally. No additional compensation would be paid for such employee solicitation. We have also retained Georgeson & Company, Inc. to assist in the solicitation of proxies for an estimated fee of $7,500 plus out-of-pocket expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file with the SEC reports of ownership regarding the common stock and other Ceridian equity securities. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Since Ceridian was not a publicly reporting company during 2000, its directors, officers and 10% or more stockholders were not subject to Section 16 during 2000. With respect to Old Ceridian, to our knowledge, based on a review of copies of the Section 16(a) reports received during the period from January 1, 2000 to February 14, 2001, all of its officers, directors and beneficial owners complied with the applicable Section 16(a) filing requirements.

Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K (an annual filing with the SEC) for the year ended December 31, 2000 may be obtained without charge by writing to Ceridian Corporation, Attention: Stockholder Services Department, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425-1640.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares of common stock by marking, signing, dating and promptly returning the enclosed proxy card in the envelope provided. No postage is required for mailing in the United States.

By Order of the Board of Directors

Ronald L. Turner
Chairman, President and Chief Executive Officer

April 18, 2001

Minneapolis, Minnesota

APPENDIX A

CERIDIAN CORPORATION

2001 LONG TERM STOCK INCENTIVE PLAN

1.  Purpose of Plan.

      The purpose of the Ceridian Corporation 2001 Long Term Stock Incentive Plan (the “Plan”) is to advance the interests of New Ceridian Corporation, a Delaware corporation which will be renamed Ceridian Corporation (the “Company”) in connection with a reverse spin-off of the Company (the “Spin-Off”), and its stockholders by enabling the Company and its Subsidiaries to attract and retain persons of ability to perform services for the Company and its Subsidiaries by providing an incentive to such individuals through equity participation in the Company and by rewarding such individuals who contribute to the achievement by the Company of its economic objectives.

2.  Definitions.

      The following terms will have the meanings set forth below, unless the context clearly otherwise requires:

      2.1  “Board” means the Board of Directors of the Company.

      2.2  “Broker Exercise Notice” means a written notice pursuant to which a Participant, upon exercise of an Option, irrevocably instructs a broker or dealer to sell a sufficient number of shares or loan a sufficient amount of money to pay all or a portion of the exercise price of the Option and/or any related withholding tax obligations and remit such sums to the Company and directs the Company to deliver stock certificates to be issued upon such exercise directly to such broker or dealer.

      2.3  “Change of Control” means an event described in Section 12.1 of the Plan or such other definition as may be adopted by the Committee from time to time in its sole discretion.

      2.4  “Code” means the Internal Revenue Code of 1986, as amended.

      2.5  “Committee” means the group of individuals administering the Plan, as provided in Section 3 of the Plan.

      2.6  “Common Stock” means the common stock of the Company, par value $0.01 per share, or the number and kind of shares of stock or other securities into which such Common Stock may be changed in accordance with Section 4.4 of the Plan.

      2.7  “Disability” means the disability of the Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company or Subsidiary then covering the Participant or, if no such plan exists or is applicable to the Participant, the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code.

      2.8  “Eligible Recipients” means (i) all employees (including, without limitation, officers and directors who are also employees) of the Company or any Subsidiary and any non-employee directors, consultants and independent contractors of the Company or any Subsidiary and (ii) all holders of Old Ceridian Options which will be exchanged or converted pursuant to Section 5.5 of the Personnel Agreement, but only with respect to Options issued in connection with such exchange or conversion.

      2.9  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      2.10  “Fair Market Value” means, with respect to the Common Stock as of any date, the closing market price per share of the Common Stock at the end of the regular trading session, which as of the effective date of this Plan is 4:00 p.m. New York city time, as reported on the New York Stock Exchange Composite Tape on that date (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote).

      2.11  “Incentive Award” means an Option, Restricted Stock Award or Performance Unit granted to an Eligible Recipient pursuant to the Plan.

      2.12  “Incentive Stock Option” means a right to purchase Common Stock granted to an Eligible Recipient pursuant to Section 6 of the Plan that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code.

      2.13  “Non-Statutory Stock Option” means a right to purchase Common Stock granted to an Eligible Recipient pursuant to Section 6 of the Plan that does not qualify as an Incentive Stock Option.

      2.14  “Old Ceridian Option” means Ceridian Option as such term is defined in the Personnel Agreement.

      2.15  “Option” means an Incentive Stock Option or a Non-Statutory Stock Option.

      2.16  “Participant” means an Eligible Recipient who receives one or more Incentive Awards under the Plan.

      2.17  “Performance Goal” means one or more of the following performance goals, either individually, alternatively or in any combination, applied on a corporate, subsidiary or business unit basis: cash flow, earnings (including one or more of gross profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, individually, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on assets, equity, investment, capital and revenue and total stockholder return), stock price, economic value added, working capital, market share, cost reductions and strategic plan development and implementation. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. The Committee may appropriately adjust any evaluation of performance under such goals to exclude any of the following events: asset write-downs, litigation or claim judgments or settlements, the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, accruals for reorganization and restructuring programs, uninsured catastrophic losses, and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or in management’s discussion and analysis of financial performance appearing in the Company’s annual report to stockholders for the applicable year.

      2.18  “Performance Unit” means a right granted to an Eligible Recipient pursuant to Section 8 of the Plan to receive a payment from the Company, in the form of Common Stock, cash, Stock Units or a combination of the foregoing, upon the achievement of established performance criteria.

      2.19  “Personnel Agreement” means the Personnel Agreement between the Company and Arbitron Inc. entered into in connection with the Spin-Off which provides for, among other things, the exchange or conversion of Old Ceridian Options into options to purchase common stock of the Company and Arbitron Options (as such term is described in the Personnel Agreement).

      2.20  “Previously Acquired Shares” means shares of Common Stock that are already owned by the Participant or, with respect to any Incentive Award, that are to be issued upon the grant, exercise or vesting of such Incentive Award.

      2.21  “Restricted Stock Award” means an award of Common Stock or Stock Units granted to an Eligible Recipient pursuant to Section 7 of the Plan that is subject to the restrictions on transferability and the risk of forfeiture imposed by the provisions of such Section 7.

      2.22  “Retirement” means the termination (other than for Cause or by reason of death or Disability) of a Participant’s employment or other service on or after the date on which the Participant has attained the age of 55 and has completed 10 years of continuous service to the Company or any Subsidiary (such period of service to be determined in accordance with the retirement/pension plan or practice of the Company or Subsidiary then covering the Participant, provided that if the Participant is not covered by any such plan or practice, the

Participant will be deemed to be covered by the Company’s plan or practice for purposes of this determination).

      2.23  “Section 162(m)” means Section 162(m) of the Code and the applicable Treasury Regulations promulgated thereunder.

      2.24  “Securities Act” means the Securities Act of 1933, as amended.

      2.25  “Stock Unit” means a bookkeeping entry representing the equivalent of one share of Common Stock that is payable in the form of Common Stock, cash or any combination of the foregoing.

      2.26 “Subsidiary” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Committee.

      2.27 “Tax Date” means the date any withholding tax obligation arises under the Code for a Participant with respect to an Incentive Award.

3.  Plan Administration.

      3.1  The Committee. So long as the Company has a class of its equity securities registered under Section 12 of the Exchange Act, the Plan will be administered by a committee (the “Committee”) consisting solely of not less than two members of the Board who are “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act and, if the Board so determines in its sole discretion, who are “outside directors” within the meaning of Section 162(m). To the extent consistent with corporate law, the Committee may delegate to any directors or officers of the Company the duties, power and authority of the Committee under the Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, that only the Committee may exercise such duties, power and authority with respect to Eligible Recipients who are subject to Section 16 of the Exchange Act and Section 162(m). Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of the Plan will be conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Incentive Award granted under the Plan.

      3.2  Authority of the Committee.

           (a) In accordance with and subject to the provisions of the Plan, the Committee will have the authority to determine all provisions of Incentive Awards as the Committee may deem necessary or desirable and as consistent with the terms of the Plan, including, without limitation, the following: (i) the Eligible Recipients to be selected as Participants; (ii) the nature and extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise price, the manner in which Incentive Awards will vest or become exercisable and whether Incentive Awards will be granted in tandem with other Incentive Awards) and the form of written agreement, if any, evidencing such Incentive Award; (iii) the time or times when Incentive Awards will be granted; (iv) the duration of each Incentive Award; and (v) the restrictions and other conditions to which the payment or vesting of Incentive Awards may be subject. In addition, the Committee will have the authority under the Plan in its sole discretion to pay the economic value of any Incentive Award in the form of cash, Common Stock, Stock Units or any combination of the foregoing.

           (b) Except as otherwise provided in the remainder of this Section 3.2(b), the Committee will have the authority under the Plan to amend or modify the terms of any outstanding Incentive Award in any manner, including, without limitation, the authority to modify the number of shares or other terms and conditions of an Incentive Award, extend the term of an Incentive Award or accelerate the exercisability or vesting or otherwise terminate any restrictions relating to an Incentive Award; provided, however that the amended or modified terms are permitted by the Plan as then in effect and that any Participant adversely affected by such amended or modified terms has consented to such amendment or modification. Without prior approval of the Company’s stockholders, the Committee shall not have the authority under the Plan to (i) amend or modify the terms of any pre-existing Option awards to lower the Option exercise price or (ii) authorize the grant of replacement Option awards in substitution for pre-existing Option awards that have been or are to be surrendered and canceled at any time when the Fair Market Value of the Common Stock is less than the exercise price applicable to such surrendered and canceled Option awards.

           (c) In the event of (i) any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin-off) or any other similar change in corporate structure or shares, (ii) any purchase, acquisition, sale or disposition of a significant amount of assets or a significant business, (iii) any change in accounting principles or practices, or (iv) any other similar change, in each case with respect to the Company (or any Subsidiary or division thereof) or any other entity whose performance is relevant to the grant or vesting of an Incentive Award, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) may, without the consent of any affected Participant, amend or modify the grant or vesting criteria of any outstanding Incentive Award that is based in whole or in part on the financial performance of the Company (or any Subsidiary or division thereof) or such other entity so as equitably to reflect such event, with the desired result that the criteria for evaluating such financial performance of the Company or such other entity will be substantially the same (in the sole discretion of the Committee or the board of directors of the surviving corporation) following such event as prior to such event; provided, however, that the amended or modified terms are permitted by the Plan as then in effect.

           (d) The Committee may permit or require the deferral of any payment, issuance or other settlement of an Incentive Award subject to such rules and procedures as the Committee may establish, including the conversion of such payment, issuance or other settlement into Options or Stock Units and the payment or crediting of interest, dividends or dividend equivalents.

4.  Shares Available for Issuance.

      4.1  Maximum Number of Shares Available. Subject to adjustment as provided in Section 4.4 of the Plan, the maximum number of shares of Common Stock that will be available for issuance under the Plan will be 27,000,000 shares. The Committee may use shares available for issuance under the Plan as the form of payment for compensation, awards or rights earned or due under deferred or any other compensation plans or arrangements of the Company or any Subsidiary. The shares available for issuance under the Plan may, at the election of the Committee, be either treasury shares or shares authorized but unissued, and, if treasury shares are used, all references in the Plan to the issuance of shares will, for corporate law purposes, be deemed to mean the transfer of shares from treasury.

      4.2  Calculation of Shares Available. Shares of Common Stock that are issued under the Plan or that are subject to outstanding Incentive Awards will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan. To the extent that any shares of Common Stock that are subject to an Incentive Award under the Plan (a) are not issued to a Participant due to the fact that such Incentive Award lapses, expires, is forfeited or for any reason is terminated unexercised or unvested, or is settled or paid in cash or (b) are used to satisfy any exercise price or withholding obligations, such shares will automatically again become available for issuance under the Plan. In addition, to the extent that a Participant tenders (either by actual delivery or by attestation) shares of Common Stock already owned by the Participant to the Company in satisfaction of any exercise price or withholding tax obligations, such shares will automatically again become available for issuance under the Plan.

      4.3  Additional Limitations. Notwithstanding any other provisions of the Plan to the contrary and subject, in each case, to adjustment as provided in Section 4.4 of the Plan, (a) no more than 12,000,000 shares of Common Stock may be issued under the Plan with respect to Incentive Stock Options, (b) no more than 4,000,000 shares of Common Stock may be issued under the Plan with respect to Restricted Stock Awards that are not granted in lieu of cash compensation that would otherwise be payable to Participants, and (c) no

Participant in the Plan may be granted Incentive Awards relating to more than 1,000,000 shares of Common Stock in the aggregate during any period of three consecutive fiscal years of the Company, excluding any Incentive Awards that had previously been granted to Participants under benefit plans of Arbitron Inc. that were converted into Incentive Awards under the Plan pursuant to the reverse spin-off transaction between Ceridian and Arbitron Inc. Notwithstanding any other provision of the Plan to the contrary, unless the Plan has been approved by stockholders of the Company in accordance with the regulations under Section 162(m) of the Code at or before the first regularly scheduled meeting of stockholders of the Company that occurs after March 30, 2002, no Incentive Award shall be granted after such stockholder’s meeting to any Participant that would result in compensation that would not be deductible by the Company as a result of Section 162(m) of the Code.

      4.4  Adjustments to Shares and Incentive Awards. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other similar change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustments (which determination will be conclusive) as to the number and kind of securities or other property (including cash) available for issuance or payment under the Plan and, in order to prevent dilution or enlargement of the rights of Participants, (a) the number and kind of securities or other property (including cash) subject to outstanding Options, and (b) the exercise price of outstanding Options.

5.  Participation.

      Participants in the Plan will include (i) with respect to Options other than Options described in clause (ii) below, those Eligible Recipients who, in the judgment of the Committee, have contributed, are contributing or are expected to contribute to the achievement of economic objectives of the Company or its Subsidiaries and (ii) those Eligible Recipients described in clause (ii) of the definition of Eligible Recipients. Eligible Recipients described in clause (i) above may be granted from time to time one or more Incentive Awards, singly or in combination or in tandem with other Incentive Awards, as may be determined by the Committee in its sole discretion. Incentive Awards will be deemed to be granted as of the date specified in the grant resolution of the Committee, which date will be the date of any related agreement with the Participant.

6.  Options.

      6.1  Grant. An Eligible Recipient may be granted one or more Options under the Plan, and such Options will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion and reflected in the award agreement evidencing such Option. The Committee may designate whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Stock Option. To the extent that any Incentive Stock Option granted under the Plan ceases for any reason to qualify as an “incentive stock option” for purposes of Section 422 of the Code, such Incentive Stock Option will continue to be outstanding for purposes of the Plan but will thereafter be deemed to be a Non-Statutory Stock Option.

      6.2  Exercise Price. The per share price to be paid by a Participant upon exercise of an Option will be determined by the Committee in its discretion at the time of the Option grant; provided, however, that such price will not be less than 100% of the Fair Market Value of one share of Common Stock on the date of grant or, with respect to an Incentive Stock Option (110% of the Fair Market Value if, at the time the Incentive Stock Option is granted, the Participant owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).

      6.3  Exercisability and Duration. An Option will become exercisable at such times and in such installments as may be determined by the Committee in its sole discretion at the time of grant; provided, however, that no Option may be exercisable prior to six months from its date of grant (other than in connection with a Participant’s death or Disability or in connection with a Change of Control of the Company) and no Incentive Stock Option may be exercisable after 10 years from its date of grant (five years from its date of grant if, at the time the Incentive Stock Option is granted, the Participant owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).

      6.4  Payment of Exercise Price. The total purchase price of the shares to be purchased upon exercise of an Option will be paid entirely in cash (including check, bank draft or money order); provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payments to be made, in whole or in part, by tender of a Broker Exercise Notice, Previously Acquired Shares (including through delivery of a written attestation of ownership of such Previously Acquired Shares if permitted, and on terms acceptable, to the Committee in its sole discretion), a full recourse promissory note (on terms acceptable to the Committee in its sole discretion) or by a combination of such methods.

      6.5  Manner of Exercise. An Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in the Plan and in the agreement evidencing such Option, by delivery in person, by facsimile or electronic transmission or through the mail of written notice of exercise to the Company, Attention: Corporate Treasury, at its principal executive office in Minneapolis, Minnesota and by paying in full the total exercise price for the shares of Common Stock to be purchased in accordance with Section 6.4 of the Plan.

      6.6  Aggregate Limitation of Stock Subject to Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of the shares of Common Stock with respect to which incentive stock options (within the meaning of Section 422 of the Code) are exercisable for the first time by a Participant during any calendar year (under the Plan and any other incentive stock option plans of the Company or any subsidiary or parent corporation of the Company (within the meaning of the Code)) exceeds $100,000 (or such other amount as may be prescribed by the Code from time to time), such excess Options will be treated as Non-Statutory Stock Options. The determination will be made by taking incentive stock options into account in the order in which they were granted. If such excess only applies to a portion of an Incentive Stock Option, the Committee, in its discretion, will designate which shares will be treated as shares to be acquired upon exercise of an Incentive Stock Option.

      6.7  Preservation of Terms of Old Ceridian Options. Notwithstanding any statement herein to the contrary, with respect to those Options granted upon the conversion or exchange of Old Ceridian Options pursuant to the Personnel Agreement, the exercise price and the number of shares underlying the Options shall be determined as provided by the Personnel Agreement. Furthermore, no Option granted upon the conversion or exchange of an Old Ceridian Option will contain terms which are more restrictive than the terms of the Old Ceridian Option or any relevant option agreement or plan pursuant to which such Old Ceridian Option was granted.

7.  Restricted Stock Awards.

      7.1  Grant. An Eligible Recipient may be granted one or more Restricted Stock Awards under the Plan, and such Restricted Stock Awards will be subject to such terms and conditions, consistent with the provisions of the Plan, as may be determined by the Committee in its sole discretion and reflected in the award agreement evidencing such Restricted Stock Award. The Committee may impose such restrictions or conditions, not inconsistent with the provisions of the Plan, to the vesting of such Restricted Stock Awards as it deems appropriate, including, without limitation, that the Participant remain in the continuous employ or service of the Company or a Subsidiary for a certain period or that the Participant or the Company (or any Subsidiary or division thereof) satisfy certain performance criteria; provided, however, that no Restricted Stock Award may vest prior to six months from its date of grant (other than in connection with a Participant’s death or Disability or in connection with a Change of Control of the Company). Notwithstanding the foregoing and except as result of a Participant’s death or Disability or in connection with a Change of Control of the Company, Restricted Stock Awards that provide for (a) vesting upon the satisfaction of certain performance criteria shall vest over a period of not less than one year from its date of grant and (b) time based vesting shall vest over a period of not less than three years from its date of grant; provided, however, that Restricted Stock Awards granted in lieu of some other form of compensation to an Eligible Recipient would be permitted without such vesting restrictions.

      7.2  Rights as a Stockholder; Transferability. Except as provided in Sections 7.1, 7.3 and 13.3 of the Plan, a Participant will have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Restricted Stock Award under this Section 7 upon the Participant becoming the holder of record of such shares as if such Participant were a holder of record of shares of unrestricted Common Stock.

      7.3  Dividends and Distributions. Unless the Committee determines otherwise in its sole discretion (either in the agreement evidencing the Restricted Stock Award at the time of grant or at any time after the grant of the Restricted Stock Award), any dividends or distributions (including regular quarterly cash dividends) paid with respect to shares of Common Stock subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the shares to which such dividends or distributions relate and will be paid currently to the Participant. In the event the Committee determines not to pay such dividends or distributions currently, the Committee will determine in its sole discretion whether any interest will be paid on such dividends or distributions. In addition, the Committee, in its sole discretion, may require such dividends and distributions to be reinvested (and in such case the Participants consent to such reinvestment) in shares of Common Stock that will be subject to the same restrictions as the shares to which such dividends or distributions relate.

      7.4  Enforcement of Restrictions. To enforce the restrictions referred to in this Section 7, the Committee may (a) place a legend on the stock certificates referring to such restrictions and may require Participants, until the restrictions have lapsed, to keep the stock certificates, together with duly endorsed stock powers, in the custody of the Company or its transfer agent, or (b) maintain evidence of stock ownership, together with duly endorsed stock powers, in a certificateless book-entry stock account with the Company’s transfer agent for its Common Stock.

      7.5  Preservation of Terms of Old Ceridian Restricted Stock. Notwithstanding anything contained herein to the contrary, no Restricted Stock Award made pursuant to the conversion or exchange of restricted stock pursuant to the Personnel Agreement shall contain terms which are more restrictive than the terms of the related to the converted or exchanged restricted stock.

8.  Performance Units.

      An Eligible Recipient may be granted one or more Performance Units under the Plan, and such Performance Units will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee may impose such restrictions or conditions, not inconsistent with the provisions of the Plan, to the vesting of such Performance Units as it deems appropriate, including, without limitation, that the Participant remain in the continuous employ or service of the Company or any Subsidiary for a certain period or that the Participant or the Company (or any Subsidiary or division thereof) satisfy certain performance goals or criteria. The Committee will have the sole discretion to determine the form in which payment of the economic value of Performance Units will be made to a Participant (i.e., cash, Common Stock, Stock Units or any combination of the foregoing) or to consent to or disapprove the election by a Participant of the form of such payment. Notwithstanding the foregoing, Performance Units that provide for vesting upon the satisfaction of certain performance criteria shall vest over a period of not less than three years from its date of grant; provided, however, that Performance Units granted in lieu of some other form of compensation to an Eligible Recipient would be permitted without such vesting restrictions.

9.  Performance-Based Compensation Provisions.

      The Committee, when it is comprised solely of two or more outside directors meeting the requirements of Section 162(m), in its sole discretion, may designate whether any Incentive Awards are intended to be “performance-based compensation” within the meaning of Section 162(m). Any Incentive Awards so designated will, to the extent required by Section 162(m), be conditioned on the achievement of one or more Performance Goals, and such Performance Goals will be established by the Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m) giving due regard to the disparate treatment under Section 162(m) of the stock options and stock appreciation rights where compensation is determined based solely on an increase in the value of the underlying stock after the date of grant or award, as compared to other forms of compensation, including restricted stock awards. The maximum dollar value payable to any Participant with respect to Incentive Awards that are designated as such “performance-based compensation” and that are valued with reference to property other than shares of Common Stock may not exceed $5,000,000 in the aggregate during any period of three consecutive fiscal years of the Company. Such Committee shall also certify in writing that such performance goals have been met prior to payment of compensation to the extent required by Section 162(m).

10.  Effect of Termination of Employment or Other Service.

      10.1  Rights Upon Termination. The Committee will have the authority, in its sole discretion, to determine the effect that termination of a Participant’s employment or other service with the Company and all Subsidiaries, whether due to death, Disability, Retirement or any other reason, will have on outstanding Incentive Awards then held by such Participant.

      10.2  Modification of Rights Upon Termination. Notwithstanding the other provisions of this Section 10, upon a Participant’s termination of employment or other service with the Company and all Subsidiaries, the Committee may, in its sole discretion (which may be exercised at any time on or after the date of grant, including following such termination), cause Options (or any part thereof) then held by such Participant to become or continue to become exercisable and/or remain exercisable following such termination of employment or service and Restricted Stock Awards and Performance Units then held by such Participant to vest and/or continue to vest or become free of restrictions following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that no Option or Restricted Stock Award may become exercisable or vest prior to six months from its date of grant (other than in connection with a Participant’s death or Disability or in connection with a Change of Control of the Company) or remain exercisable or continue to vest beyond its expiration date.

      10.3  Date of Termination of Employment or Other Service. Unless the Committee otherwise determines in its sole discretion, a Participant’s employment or other service will, for purposes of the Plan, be deemed to have terminated on the date recorded on the personnel or other records of the Company or the Subsidiary for which the Participant provides employment or other service, as determined by the Committee in its sole discretion based upon such records.

11.  Payment of Withholding Taxes.

      11.1  General Rules. The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts which may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of stock received upon exercise of an Incentive Stock Option, or (b) require the Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award.

      11.2  Special Rules. The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment-related tax obligation described in Section 11.1 of the Plan (up to the minimum statutory rate) by electing to tender Previously Acquired Shares, a Broker Exercise Notice or a promissory note (on terms acceptable to the Committee in its sole discretion), or by a combination of such methods.

12. Change of Control.

      12.1 Definitions. For purposes of this Section 12, the following definitions will apply:

           (a)  “Benefit Plan” means any formal or informal plan, program or other arrangement heretofore or hereafter adopted by the Company or any Subsidiary for the direct or indirect provision of compensation to the Participant (including groups or classes of participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in the form of cash or other property or rights, or is in the form of a benefit to or for the Participant.

           (b)  “Change of Control” means any of the following events:

                (1)  a merger or consolidation to which the Company is a party if the individuals and entities who were stockholders of the Company immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than 50% of the total combined voting power for election of directors of the surviving corporation immediately following the effective date of such merger or consolidation;

                (2)  the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) in the aggregate of securities of the Company representing 25% or more of the total combined voting power of the Company’s then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert;

                (3)  the sale of the properties and assets of the Company, substantially as an entirety, to any person or entity which is not a wholly-owned subsidiary of the Company;

                (4)  the stockholders of the Company approve any plan or proposal for the liquidation of the Company; or

                (5) a change in the composition of the Board at any time during any consecutive 24 month period such that the “Continuity Directors” cease for any reason to constitute at least a 70% majority of the Board. For purposes of this clause, “Continuity Directors” means those members of the Board who either (1) were directors at the beginning of such consecutive 24 month period, or (2) were elected by, or on the nomination or recommendation of, at least a two-thirds majority of the then-existing Board of Directors.

      12.2  Effect of a Change of Control. The Committee will have the authority, in its sole discretion, to determine the effect that a Change of Control of the Company will have on outstanding Incentive Awards then held by such Participant.

      12.3  Authority to Modify Change of Control Provisions. Prior to a Change of Control of the Company, unless otherwise provided in the agreement evidencing the Incentive Award, the Participant will have no rights under this Section 12, and the Committee will have the authority, in its sole discretion, to rescind, modify or amend the provisions of this Section 12 without the consent of any Participant.

13. Rights of Eligible Recipients and Participants; Transferability.

      13.1  Employment or Service. Nothing in the Plan will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of any Eligible Recipient or Participant at any time, nor confer upon any Eligible Recipient or Participant any right to continue in the employ or service of the Company or any Subsidiary.

      13.2  Rights as a Stockholder. As a holder of Incentive Awards (other than Restricted Stock Awards), a Participant will have no rights as a stockholder unless and until such Incentive Awards are exercised for, or paid in the form of, shares of Common Stock and the Participant becomes the holder of record of such shares. Except as otherwise provided in the Plan, no adjustment will be made for dividends or distributions with respect to such Incentive Awards as to which there is a record date preceding the date the Participant becomes the holder of record of such shares, except as the Committee may determine in its discretion.

      13.3  Restrictions on Transfer.

           (a)  Except pursuant to testamentary will or the laws of descent and distribution and except as expressly permitted by Section 13.3(b) of the Plan, no right or interest of any Participant in an Incentive Award prior to the exercise or vesting of such Incentive Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. A Participant will, however, be entitled to designate a beneficiary to receive an Incentive Award upon such Participant’s death. In the event of a Participant’s death, payment of any amounts due under the Plan will be made to, and exercise of any Options (to the extent permitted pursuant to Section 10 of the Plan) will be made by, the Participant’s designated beneficiary. For purposes of the Plan, a “designated beneficiary” will be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee will require in its sole discretion. If a Participant fails to designate a beneficiary, or if the designated beneficiary does not survive the Participant or dies before the designated beneficiary’s exercise of all rights under the Plan, payment of any amounts due under the Plan will be made to, and exercise of any Options (to the extent permitted pursuant to Section 10 of the Plan) may be made by, the Participant’s personal representative.

           (b)  The Committee may, in its discretion, authorize all or a portion of the Options to be granted to a Participant to be on terms which permit transfer by such Participant to (i) the spouse, ex-spouse, children, step-children or grandchildren of the Participant (the “Family Members”), (ii) a trust or trusts for the exclusive benefit of such Family Members, (iii) a partnership in which such Family Members are the only partners, or (iv) such other persons or entities as the Committee, in its discretion, may permit, provided that (1) there may be no consideration for such a transfer (other than the possible receipt of an ownership interest in an entity to which such a transfer is made), (2) the award agreement pursuant to which such Options are granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section 13.3(b), (3) timely written notice of the transfer must be provided to the Company by the Participant, and (4) subsequent transfers of the transferred Options shall be prohibited except for those in accordance with Section 13.3(a). Following transfer, any such Option and the rights of any transferee with respect thereto will continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer, including that the events of termination of employment or other service as provided in the Plan and in any applicable award agreement will continue to be applied with respect to the original Participant, with the transferee bound by the consequences of any such termination of employment or service as specified in the Plan and the applicable award agreement. The Company will be under no obligation to provide notice of termination of a Participant’s employment or other service to any transferee of such Participant’s Options. Notwithstanding any Option transfer pursuant to this Section 13.3(b), the Participant will remain subject to and liable for any employment-related taxes in connection with the exercise of such Option.

      13.4  Non-Exclusivity of the Plan. Nothing contained in the Plan is intended to modify or rescind any previously approved compensation plans or programs of the Company or create any limitations on the power or authority of the Board to adopt such additional or other compensation arrangements as the Board may deem necessary or desirable.

14. Securities Law and Other Restrictions.

      Notwithstanding any other provision of the Plan or any agreements entered into pursuant to the Plan, the Company will not be required to issue any shares of Common Stock under this Plan, and a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to Incentive Awards granted under the Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act and any applicable state securities laws or an exemption from such registration under the Securities Act and applicable state securities laws, and (b) there has been obtained any other consent, approval or permit from any other regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

15. Plan Amendment, Modification and Termination.

      The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable in order that Incentive Awards under the Plan will conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no Material Amendment of the Plan shall be made without approval of the stockholders of the Company. For the purposes hereof, a “Material Amendment of the Plan” shall mean any amendment that (a) requires stockholder approval pursuant to Section 422 of the Code or the rules of the New York Stock Exchange or (b) increases the authorized shares, the benefits to Participants, or the class of Participants under the Plan. No termination, suspension or amendment of the Plan may adversely affect any outstanding Incentive Award without the consent of the affected Participant; provided, however, that this sentence will not impair the right of the Committee to take whatever action it deems appropriate under Section 4.4 and Section 12 of the Plan.

16. Effective Date and Duration of the Plan.

      The Plan is effective as of November 28, 2000, the date it was adopted by the Board and the Company’s sole stockholder. The Plan will terminate at midnight on November 27, 2010, and may be terminated prior thereto by Board action, and no Incentive Award will be granted after such termination. Incentive Awards outstanding upon termination of the Plan may continue to vest, or become free of restrictions, in accordance with their terms.

17. Miscellaneous.

      17.1  Governing Law. The validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the State of Delaware.

      17.2  Successors and Assigns. The Plan will be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Participants.

APPENDIX B

CERIDIAN CORPORATION

CHARTER OF THE AUDIT COMMITTEE

I.   Committee Purpose.

      The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

•	Monitor the independence and performance of the Company’s independent auditors and internal auditing department.

•	Provide an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors.

      The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties, on the same terms as if the retention was authorized by the Board of Directors.

II.  Committee Composition and Meetings.

      Audit Committee members shall meet the requirements of the New York Stock Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

      Audit Committee members and the Audit Committee Chair shall be appointed by the Board on recommendation of the Nominating and Board Governance Committee. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

      The Committee shall meet at least three times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Committee or any of these groups believe should be discussed. In addition, the Committee, or at least its Chair, shall communicate with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the auditors limited review procedures.

III. Committee Responsibilities and Duties.

      A.  Review Procedures

           1.  Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with Securities and Exchange Commission (SEC) regulations.

           2.  Review the Company’s annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

           3.  In consultation with the management, the independent auditors and the internal auditors, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management’s responses, including the status of previous recommendations.

           4.  Review with financial management and the independent auditors the Company’s quarterly financial results prior to the release of earnings and the Company’s quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see Item III.B.5. below). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

           5.  Annually prepare a report to shareholders as required by the SEC. The report should be included in the Company’s annual proxy statement.

      B.  Independent Auditors

           1.  The independent auditors are ultimately accountable to the Committee and the Board of Directors. The Committee shall review the independence and performance of the independent auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of independent auditors when circumstances warrant.

           2.  Approve the fees and other significant compensation to be paid to the independent auditors.

           3.  On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

           4.  Review the independent auditors audit plan and engagement letter — discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

           5.  Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

           6.  Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

      C.  Internal Audit Department and Legal Compliance

           1.  Review the budget, plan, changes in plan, activities, organizational structure and qualifications of the internal audit department, as needed.

           2.  Review the appointment, performance and replacement of the senior internal audit executive.

           3.  Review significant reports prepared by the internal audit department together with management’s response and follow-up to these reports.

           4.  On at least an annual basis, review with the Company’s counsel any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations and inquiries received from regulators or governmental agencies.

      D.  Other Committee Responsibilities

           1.  Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

           2.  Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

TWO ADDITIONAL WAYS TO VOTE YOUR PROXY VOTE BY TELEPHONE OR INTERNET 24 HOURS A DAY — 7 DAYS A WEEK SAVE YOUR COMPANY MONEY — IT'S FAST AND CONVENIENT

TELEPHONE		INTERNET		MAIL
800-575-8306		http://proxy.shareholder.com/cen
Use any touch-tone telephone. Have your Proxy Form in hand. Enter the Control Number located in the box below. Follow the simple recorded instructions.	OR	Go to the website address listed above. Have your Proxy Form in hand. Enter the Control Number located in the box below. Follow the simple instructions.	OR	Mark, sign and date your proxy card. Detach card from Proxy Form. Return the card in the postage-paid envelope provided.

Your telephone or Internet vote authorizes the
named proxies to vote your shares in the same
manner as if you have marked, signed and returned
the proxy card. If you have submitted your proxy
by telephone or the Internet there is no need for you
to mail back your proxy.
800-575-8306 CALL TOLL-FREE TO VOTE

CONTROL NUMBER FOR TELEPHONE/INTERNET VOTING

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET
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1. Election of Directors:	[ ] FOR all nominees listed below	[ ] WITHHOLD AUTHORITY to vote for all nominees listed below	[ ] FOR, except you may withhold authority to vote for any nominee by crossing out his or her name
Nominees:
01) - Bruce R. Bond, 02) - William J. Cadogan, 03) - Nicholas D. Chabraja, 04) - Robert H. Ewald,
05) - Ronald T. LeMay, 06) - George R. Lewis, 07) - Ronald L. Turner, 08) - Carole J. Uhrich, 09) - Paul S. Walsh

2.  Proposal to approve the Ceridian Corporation 2001 Long Term Stock Incentive Plan.

[ ] FOR         [ ] AGAINST         [ ] ABSTAIN

If you wish to have your vote on all matters kept confidential in accordance with Ceridian Corporation policy, check here. [ ]

Address Change and/or Comments Mark Here [ ]

Please sign exactly as name is printed to the left. Joint owners, co-executors or co-trustees should both sign. Persons signing as attorney, executor, administrator, trustee or guardian should give their full title as such.
Dated:	, 2001

SIGNATURE(S)

(Please sign, date and return this proxy card in the enclosed envelope.) Votes must be indicated [x] in black or blue ink.

CERIDIAN CORPORATION
PROXY CARD

This proxy is solicited on behalf of the Board of Directors of Ceridian Corporation for the
Annual Meeting of Stockholders on May 24, 2001.

    The undersigned appoints Ronald L. Turner and Gary M. Nelson, and either of them, the proxies of the undersigned, with full power of substitution in each, to vote at the Annual Meeting of Stockholders to be held on May 24, 2001 and at any adjournment or postponement thereof all of the undersigned's shares of Ceridian Corporation common stock held of record on April 5, 2001 in the manner indicated on the reverse side hereof, and with the discretionary authority to vote as to any other matters that may properly come before such meeting.

    You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

    This proxy, when properly signed, will be voted in the manner directed.  If no direction is given, this proxy will be voted FOR the election of directors and FOR Proposal 2.

  Voting by Mail.  If you wish to vote by mailing this proxy, please sign, mark, date and return it in the enclosed postage-paid envelope.
  Voting by Telephone.  If you wish to vote by telephone, please follow the instructions on the reverse side of this card. If you vote by telephone you do not need to return this card.
  Voting by Internet.  If you wish to vote by Internet, please follow the instructions on the reverse side of this card. If you vote by Internet you do not need to return this card.

(Continued, and to be signed and dated on the reverse side)	CERIDIAN CORPORATION P.O. BOX 11290 NEW YORK, N.Y. 10203-0290